                                                                    EXHIBIT 4.01

                                                                  EXECUTION COPY
                                 CSK AUTO, INC.
                                   AS ISSUER

                           THE SUBSIDIARY GUARANTORS
                                  NAMED HEREIN

                                      AND

                             WELLS FARGO BANK, N.A.
                                   AS TRUSTEE

                                  $125,000,000

                     11% SENIOR SUBORDINATED NOTES DUE 2006



                                   INDENTURE

                          Dated as of October 30, 1996

                              TABLE OF CONTENTS



                                                                                  PAGE
                                                                                  ----
ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE
  SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  SECTION 1.02.  Other Definitions  . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 1.03.  Incorporation by Reference of TIA  . . . . . . . . . . . . . . .   16
  SECTION 1.04.  Rules of Construction  . . . . . . . . . . . . . . . . . . . . .   16


ARTICLE 2 THE NOTES
  SECTION 2.01.  Form and Dating  . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 2.02.  Execution and Authentication; Authentication Agent . . . . . . .   18
  SECTION 2.03.  Registrar and Paying Agent . . . . . . . . . . . . . . . . . . .   19
  SECTION 2.04.  Paying Agent to Hold Money in Trust  . . . . . . . . . . . . . .   19
  SECTION 2.05.  Holder Lists . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  SECTION 2.06.  Transfer and Exchange  . . . . . . . . . . . . . . . . . . . . .   20
  SECTION 2.07.  Book-entry Provisions for Global Notes . . . . . . . . . . . . .   21
  SECTION 2.08.  Special Transfer Provisions  . . . . . . . . . . . . . . . . . .   22
  SECTION 2.09.  Replacement Notes  . . . . . . . . . . . . . . . . . . . . . . .   24
  SECTION 2.10.  Outstanding Notes  . . . . . . . . . . . . . . . . . . . . . . .   24
  SECTION 2.11.  Treasury Notes . . . . . . . . . . . . . . . . . . . . . . . . .   24
  SECTION 2.12.  Temporary Notes  . . . . . . . . . . . . . . . . . . . . . . . .   24
  SECTION 2.13.  Cancellation . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  SECTION 2.14.  Defaulted Interest . . . . . . . . . . . . . . . . . . . . . . .   25
  SECTION 2.15.  Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  SECTION 2.16.  CUSIP and CINS Numbers . . . . . . . . . . . . . . . . . . . . .   25


ARTICLE 3 REDEMPTIONS AND OFFERS TO PURCHASE
  SECTION 3.01.  Notices to Trustee . . . . . . . . . . . . . . . . . . . . . . .   25
  SECTION 3.02.  Selection of Notes to Be Redeemed or Purchased . . . . . . . . .   26
  SECTION 3.03.  Notice of Redemption . . . . . . . . . . . . . . . . . . . . . .   26
  SECTION 3.04.  Effect of Notice of Redemption . . . . . . . . . . . . . . . . .   27
  SECTION 3.05.  Deposit of Redemption Price  . . . . . . . . . . . . . . . . . .   27
  SECTION 3.06.  Notes Redeemed in Part . . . . . . . . . . . . . . . . . . . . .   27
  SECTION 3.07.  Redemption Provisions  . . . . . . . . . . . . . . . . . . . . .   27
  SECTION 3.08.  Mandatory Offers . . . . . . . . . . . . . . . . . . . . . . . .   28


ARTICLE 4 COVENANTS
  SECTION 4.01.  Payment of Notes . . . . . . . . . . . . . . . . . . . . . . . .   29
  SECTION 4.02.  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  SECTION 4.03.  Compliance Certificate . . . . . . . . . . . . . . . . . . . . .   30
  SECTION 4.04.  Stay, Extension and Usury Laws . . . . . . . . . . . . . . . . .   30
  SECTION 4.05.  Limitation on Restricted Payments  . . . . . . . . . . . . . . .   31
  SECTION 4.06.  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . .   34
  SECTION 4.07.  Limitation on Incurrence of Indebtedness and on
                 Issuance of Preferred Stock  . . . . . . . . . . . . . . . . . .   34


  SECTION 4.08.  Limitation on Transactions with Affiliates . . . . . . . . . . . . . . . . .  36
  SECTION 4.09.  Limitations on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  SECTION 4.10.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  SECTION 4.11.  Dividends and Other Payment Restrictions Affecting Subsidiaries . .  . . . .  37
  SECTION 4.12.  Maintenance of Office or Agencies  . . . . . . . . . . . . . . . . . . . . .  38
  SECTION 4.13.  Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  SECTION 4.14.  Asset Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  SECTION 4.15.  Additional Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  SECTION 4.16.  Senior Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . . .  40


ARTICLE 5 SUCCESSORS
  SECTION 5.01.  Limitation on Merger, Consolidation and Sale of Assets . . . . . . . . . . .  40


ARTICLE 6 DEFAULTS AND REMEDIES
  SECTION 6.01.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  SECTION 6.02.  Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  SECTION 6.03.  Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  SECTION 6.04.  Waiver of Past Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  SECTION 6.05.  Control by Majority of Holders . . . . . . . . . . . . . . . . . . . . . . .  44
  SECTION 6.06.  Limitations on Suits by Holders  . . . . . . . . . . . . . . . . . . . . . .  44
  SECTION 6.07.  Rights of Holders to Receive Payment . . . . . . . . . . . . . . . . . . . .  44
  SECTION 6.08.  Collection Suit by Trustee . . . . . . . . . . . . . . . . . . . . . . . . .  44
  SECTION 6.09.  Trustee May File Proofs of Claim . . . . . . . . . . . . . . . . . . . . . .  44
  SECTION 6.10.  Priorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  SECTION 6.11.  Undertaking for Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


ARTICLE 7 TRUSTEE
  SECTION 7.01.  Duties of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  SECTION 7.02.  Rights of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  SECTION 7.03.  Individual Rights of Trustee . . . . . . . . . . . . . . . . . . . . . . . .  46
  SECTION 7.04.  Trustee's Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  SECTION 7.05.  Notice to Holders of Defaults and Events of Default  . . . . . . . . . . . .  47
  SECTION 7.06.  Reports by Trustee to Holders  . . . . . . . . . . . . . . . . . . . . . . .  47
  SECTION 7.07.  Compensation and Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .  47
  SECTION 7.08.  Replacement of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  SECTION 7.09.  Successor Trustee by Merger, Etc . . . . . . . . . . . . . . . . . . . . . .  48
  SECTION 7.10.  Eligibility; Disqualification  . . . . . . . . . . . . . . . . . . . . . . .  48
  SECTION 7.11.  Preferential Collection of Claims Against Company  . . . . . . . . . . . . .  48


ARTICLE 8 DISCHARGE OF INDENTURE
  SECTION 8.01.  Discharge of Liability on Notes; Defeasance  . . . . . . . . . . . . . . . .  49
  SECTION 8.02.  Conditions to Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  SECTION 8.03.  Application of Trust Money . . . . . . . . . . . . . . . . . . . . . . . . .  50
  SECTION 8.04.  Repayment to Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50



  SECTION 8.05.  Indemnity for Government Securities  . . . . . . . . . . . . . . . . . . . . . 51
  SECTION 8.06.  Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51


ARTICLE 9 AMENDMENTS
  SECTION 9.01.  Amendments and Supplements Permitted without Consent of  Holders . . . . . . . 51
  SECTION 9.02.  Amendments and Supplements Requiring Consent of Holders  . . . . . . . . . . . 51
  SECTION 9.03.  Compliance with TIA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
  SECTION 9.04.  Revocation and Effect of Consents  . . . . . . . . . . . . . . . . . . . . . . 52
  SECTION 9.05.  Notation or Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . . 53
  SECTION 9.06.  Trustee Protected  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
  SECTION 9.07.  Amendments Requiring Consent of Holders of Senior Debt . . . . . . . . . . . . 53


ARTICLE 10 SUBORDINATION
  SECTION 10.01.  Agreement to Subordinate  . . . . . . . . . . . . . . . . . . . . . . . . . . 53
  SECTION 10.02.  Liquidation; Dissolution; Bankruptcy  . . . . . . . . . . . . . . . . . . . . 53
  SECTION 10.03.  Default on Senior Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
  SECTION 10.04.  Acceleration of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
  SECTION 10.05.  When Distributions Must Be Paid Over  . . . . . . . . . . . . . . . . . . . . 55
  SECTION 10.06.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
  SECTION 10.07.  Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
  SECTION 10.08.  Relative Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
  SECTION 10.09.  The Company and Holders May Not Impair Subordination  . . . . . . . . . . . . 56
  SECTION 10.10.  Distribution or Notice to Representative  . . . . . . . . . . . . . . . . . . 57
  SECTION 10.11.  Rights of Trustee and Paying Agent  . . . . . . . . . . . . . . . . . . . . . 57
  SECTION 10.12.  Authorization to Effect Subordination . . . . . . . . . . . . . . . . . . . . 57
  SECTION 10.13.  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57


ARTICLE 11 SUBSIDIARY GUARANTEE
  SECTION 11.01.  Subsidiary Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
  SECTION 11.02.  Trustee to Include Paying Agent . . . . . . . . . . . . . . . . . . . . . . . 58
  SECTION 11.03.  Subordination of Subsidiary Guarantee . . . . . . . . . . . . . . . . . . . . 58
  SECTION 11.04.  Senior Subordinated Debt of Subsidiary Guarantor  . . . . . . . . . . . . . . 59
  SECTION 11.05.  Limits of Subsidiary Guarantee  . . . . . . . . . . . . . . . . . . . . . . . 59


ARTICLE 12 MISCELLANEOUS
  SECTION 12.01.  Trustee Indenture Act Controls  . . . . . . . . . . . . . . . . . . . . . . . 59
  SECTION 12.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
  SECTION 12.03.  Communication by Holders with Other Holders . . . . . . . . . . . . . . . . . 60
  SECTION 12.04.  Certificate and Opinion As to Conditions Precedent  . . . . . . . . . . . . . 61
  SECTION 12.05.  Statements Required in Certificate or Opinion . . . . . . . . . . . . . . . . 61
  SECTION 12.06.  Rules by Trustee and Agents . . . . . . . . . . . . . . . . . . . . . . . . . 61


  SECTION 12.07.  Legal Holidays  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
  SECTION 12.08.  No Recourse Against Others  . . . . . . . . . . . . . . . . . . . . . . . . . . 61
  SECTION 12.09.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
  SECTION 12.10.  Initial Appointments, Compliance Certificates . . . . . . . . . . . . . . . . . 61
  SECTION 12.11.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
  SECTION 12.12.  No Adverse Interpretation of Other Agreements . . . . . . . . . . . . . . . . . 61
  SECTION 12.13.  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  SECTION 12.14.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  SECTION 12.15.  Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  SECTION 12.16.  Table of Contents, Headings, Etc  . . . . . . . . . . . . . . . . . . . . . . . 62



              EXHIBIT A   Form of Note
              EXHIBIT B   Form of Accredited Investor Letter
              EXHIBIT C   Form of Regulation S Certificate

         THIS INDENTURE, dated as of October 30, 1996, is by and among CSK AUTO, INC., an Arizona corporation, the issuer of the Notes referred to below, KRAGEN AUTO SUPPLY CO., a California corporation and SCHUCK'S DISTRIBUTION CO., a Washington corporation, as Subsidiary Guarantors, and WELLS FARGO BANK, N.A., as Trustee.

         The Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

                                   ARTICLE 1

                   DEFINITIONS AND INCORPORATION BY REFERENCE

         Section 1.01.  Definitions.

         "Acquired Person" means, with respect to any specified Person, any other Person acquired by such specified Person, whether by purchase, merger, consolidation, other business combination or otherwise.

         "Acquired Indebtedness" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person and existing at the time such asset is so acquired.

         "Acquisition" means the acquisition by the Initial Investcorp Group from Carmel Trust of a 51% interest in Holdings, as contemplated under the Stock Purchase Agreement.

         "Additional Assets" means (i) any property or assets to be used by the Company or a Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary or (iii) Capital Stock constituting a minority of interest in any Person that at such time is a Subsidiary; provided that, in the case of clauses (ii) and (iii), such Subsidiary is engaged in a Related Business.

         "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any Person who is a director or officer (A) of such Person, (B) of any Subsidiary of such Person or (C) of any Person described in clause (i) above. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Agent" means any Registrar, Paying Agent, or co-registrar appointed pursuant to Section 2.03.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such Person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the Capital Stock of any Subsidiary of such Person (other than directors' qualifying shares)) other than to the Company or to any of its Wholly Owned Subsidiaries that is a Subsidiary Guarantor and (ii) the issuance of Equity Interests in any Subsidiary or the sale of any Equity Interests of any Subsidiary (other than directors' qualifying shares), in each case, in one or a series of related transactions of or with respect to assets or Equity Interests that have a fair market value of $1.5 million or more. Notwithstanding the foregoing, the term "Asset Sale" shall not include: (A) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to Section 5.01, (B) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, (C) a transfer of assets by the Company to a Wholly Owned Subsidiary that is a Subsidiary Guarantor or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor or by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor to another Wholly Owned Subsidiary that is not a Subsidiary Guarantor, (D) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor, or by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor to another Wholly Owned Subsidiary that is not a Subsidiary Guarantor, (E) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (F) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property or (G) Permitted Investments.

         "Bankruptcy Code" means Title 11 of the United States Code, as amended.

         "Bankruptcy Law" means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

         "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in each case excluding any debt securities convertible into such stock, interests or other equivalents.

         "Carmel Trust" means The Carmel Trust, a trust governed by the laws of Canada, so long as the beneficiaries of such Trust are the named beneficiaries of the Trust on the Closing Date or the beneficiaries that may be designated as such pursuant to the terms of the agreement pursuant to which the Trust was established, as such agreement is in effect as of the Closing Date.

         "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (iv) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States on which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations and (v) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (i), (ii), (iii) or (iv) hereof.

         "Change of Control" means such time as (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Initial Control Group, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the voting Capital Stock of the Company or Holdings, as the case may be; provided that the Initial Control Group "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting Capital Stock of the Company or Holdings, as the case may be, than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or Holdings, as the case may be (for purposes of this definition, such other person shall be deemed to beneficially own any voting Capital Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this definition), directly or indirectly, more than 35% of the voting power of the voting Capital Stock of such parent corporation and the Initial Control Group "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting Capital Stock of such parent corporation and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation) or
(ii) any Person (other than the Initial Control Group) (A) nominates one or more individuals for election to the board of directors of the Company or Holdings, as the case may be, (B) solicits proxies, authorizations or consents in connection therewith and (C) such number of nominees of such Person elected to serve on the board of directors in such election and all previous elections after the Closing Date and which are still serving on such board of directors Date represents a majority of the board of directors of the Company or Holdings, as the case may be, following such election.

         "Closing Date" means the date on which the Notes are originally issued under this Indenture.

         "Company" means CSK Auto, Inc., an Arizona corporation, unless and until a successor replaces it in accordance with Article 5 and thereafter means such successor.

         "Consolidated EBITDA" means, for any period, the sum, without duplication, of (i) Consolidated Net Income of the Company for such period, plus (ii) Fixed Charges of the Company for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing such Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, plus (v) to the extent deducted in determining such Consolidated Net Income for such period, expenses during such period consisting of internal software development costs that are expensed by the Company but that could have been capitalized during such period in accordance with GAAP and minus (vi) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv); provided that Consolidated Net Income shall exclude the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockbrokers.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent actually distributed to the Company or one of its Subsidiaries, (vi) all other extraordinary gains and extraordinary losses shall be excluded and (vii) any payments (net of tax benefits related thereto) made by the Company under clauses (vii) (A) through (F) of section 4.05(b), to the extent that such payments are for items which are accounted for as expenses by Holdings (including, without limitation, all payments of federal, state and local income taxes), shall be included.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (A) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (B) all investment as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (C) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Corporate Trust Office" shall be at the address of the Trustee specified in Section 12.02 or such other address as the Trustee may give notice to the Company.

         "Credit Facility Agent" means The Chase Manhattan Bank in its capacity as agent for the lenders who are party to the Senior Credit Facility, or any successor or successors thereto of whom the Trustee has received notice.

         "Custodian" means any custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, The Depository Trust Company, until a successor shall have been appointed and become such Depositary pursuant to the applicable provisions hereof, and, thereafter, "Depositary" shall mean or include such successor.

         "Designated Senior Indebtedness" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Indebtedness permitted under this Indenture the principal amount of which is $10 million or more and that has been designated by the Company in the instrument or agreement governing such Senior Indebtedness as "Designated Senior Indebtedness".

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

         "DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation.

         "Dollars" and "$" means lawful money of the United States of America.

         "Domestic Subsidiary" means a subsidiary of the Company (i) substantially all of whose assets are located in the United States or (ii) that conducts substantially all of its business in the United States.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means an underwritten public offering of Equity Interests of the Company other than Disqualified Stock pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

         "Exchange Act" means the Notes Exchange Act of 1934, as amended.

         "Exchange Offer" means the offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange New Notes for the Notes.

         "Exchange Offer Registration Statement" shall mean a registration statement relating to an Exchange Offer on an appropriate form and all amendments and supplements to such registration statement, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

         "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Closing Date, until such amounts are repaid.

         "Existing Preferred Stock" means the 12% preferred stock of the Company issued and outstanding on the Closing Date, and any extensions, refinancings, renewals or replacements thereof (the "Refinancing Preferred Stock"); provided that (i) the aggregate liquidation preference of such Refinancing Preferred Stock does not exceed the aggregate liquidation preference of the Existing Preferred Stock and (ii) the dividend rate per annum of such Refinancing Preferred Stock does not exceed the dividend rate per annum of the Existing Preferred Stock.

         "Fixed Charges" means, for any period, the sum, without duplication, of (i) the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments (if any) pursuant to Hedging Obligations (but excluding commitment fees and other periodic bank charges)),
(ii) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period, (iii) the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Subsidiaries or secured by a Lien on assets of the Company or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of
(A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock (other than the Existing Preferred Stock) of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA to (ii) Fixed Charges, each determined for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), which Indebtedness or preferred stock remains outstanding on the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and to the discharge of any other Indebtedness or preferred stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (B) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and
(C) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or business disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Company or any of its Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP as in effect on the Closing Date.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantor Senior Indebtedness" means (i) any Guarantees by the Subsidiary Guarantors of the Senior Bank Debt and (ii) any other Indebtedness permitted to be Incurred by the Subsidiary Guarantors under the terms of this Indenture, unless the
                                      9
instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantees. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (A) any liability for federal, state, local, or other taxes owed or owing by the Subsidiary Guarantors, (B) any Indebtedness of the Subsidiary Guarantors to any of their Subsidiaries or other Affiliates, (C) any trade payables or (D) any Indebtedness that is Incurred in violation of this Indenture.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Holder" means a Person in whose name a Note is registered on the Registrar's books.

         "Holdings" means CSK Group, Ltd., a Delaware corporation, and its successors.

         "Holdings Notes" means the 12% senior subordinated notes of Holdings due 2008, issued pursuant to (i) an indenture dated on or about the Closing Date, between Holdings and AIBC Services, N.V., as trustee, and (ii) an indenture dated on or about the Closing Date, between Holdings and Transatlantic, as trustee, as the same may be refinanced, extended or renewed from time to time without increasing the principal amount thereof or interest rate with respect thereto.

         "Incur" means, with respect to any Indebtedness or other Obligation, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for such Indebtedness or other Obligation. For this definition, the terms "Incurring", "Incurrence" and "Incurred" have meanings correlative to the foregoing.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

         "Indenture" means this Indenture as amended or supplemented from time to time.

         "Initial Control Group" means (i) Investcorp, (ii) members of the Management Group, (iii) any Person to the extent acting in the capacity of an underwriter in connection with a public or private offering of the Company's or Holding's Capital Stock and (iv) any Affiliate of Investcorp.

         "Initial Investcorp Group" means Investcorp and the other entities listed as "purchasers" on the Stock Purchase Agreement.

         "Insolvency or Liquidation Proceeding" means, with respect to any Person, (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of such Person, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

         "Institutional Accredited Investor" means an institution that is an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act.

         "Interest Differential" means, with respect to any Insolvency or Liquidation Proceeding involving the Company, the difference between the rate of interest on the Notes and the rate of interest on the Senior Bank Debt immediately prior to the commencement of such Insolvency or Liquidation Proceeding, excluding in each case any increase in the rate of interest resulting from any Default or Event of Default.

         "Interest Payment Date" shall have the meaning set forth in the Notes.

         "Investcorp" means INVESTCORP S.A., a Luxembourg corporation.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans including Guarantees and other Indebtedness, advances or capital contributions (excluding commission, payroll, travel, loans and similar advances to officers and employees, accounts receivable and bank demand deposits, in each case made or arising in the ordinary course of business), transfers of assets outside the ordinary course of business (other than Asset Sales), purchases, redemptions or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person (including, without limitation, any Indebtedness, Equity Interest or other securities of the direct or indirect parent of the Company or other Affiliate of the Company) and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the State of Arizona or at a place of payment are authorized by law, regulation or executive order to remain closed.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

         "Management Group" means any Officer of the Company or Holdings.

         "Merrill" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         "Net Income" means for any period with respect to any Person, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, plus, in each case, to the extent deducted in determining net income for such period, any expenses incurred in connection with the Acquisition and any payments made under the equity participation program resulting from the Acquisition, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with
(A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the assets that are the subject of such Asset Sale or received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and other fees and expenses Incurred and sales commissions) and any relocation expenses Incurred as a result thereof, all Federal, state, local and foreign taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by application of law be repaid out of the proceeds from such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "New Notes" means any notes of the Company to be offered to Holders in exchange for Notes pursuant to the Exchange Offer or otherwise pursuant to a Registration of Notes containing terms identical to the Notes for which they are exchanged (except as set forth in the form of Note attached hereto).

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a guarantor or otherwise), or (C) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries.

         "Non-U.S. Person" means a person that is not a U.S. person, as defined in Regulation S.

         "Notes" means the Company's 11% Senior Subordinated Notes due 2006 issued under this Indenture, and includes the New Notes.

         "Obligations" means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

         "Offer" means a Change of Control Offer or an Asset Sale Offer, as the context requires. "Offer Period" means a Change of Control Offer Period as an Asset Sale Offer Period, as the context requires.

        "Offering Memorandum" means the Offering Memorandum dated October 23, 1996, in the form used in connection with the original sale of the Notes.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means a certificate signed by two Officers of the Company that complies with the requirements of this Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel (such counsel may be an employee of or counsel to the Company or the Trustee) that complies with the requirements of this Indenture.

        "Permitted Investments" means (i) any Investments in the Company or in a Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in a Related Business, (ii) any Investment in Cash Equivalents, (iii) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (A) such Person becomes a Subsidiary of the Company that is engaged in a Related Business or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in a Related Business, (iv) Investments made as a result of the receipt of non- cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14, (v) Investments outstanding as of the Closing Date, (vi) Investments in the form of promissory notes of members of the Company's or Holdings' management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in the Company or Holdings; provided that such Investments made under this clause (vi) do not exceed $8 million at any time outstanding,
(vii) Investments which constitute Indebtedness permitted by Section 4.07,
(viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments and

(ix) other Investments in any Person that do not exceed $5 million at any time outstanding.

         "Permitted Liens" means (i) Liens securing Senior Indebtedness in an aggregate principal amount at any time outstanding not to exceed amounts permitted under Section 4.07, (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business, (vi) Liens existing on the Closing Date, (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (viii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP, (ix) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (x) easements, rights- of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries, (xi) Purchase Money Liens (including extensions and renewals thereof), (xii) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof, (xiii) judgment and attachment Liens not giving rise to an Event of Default, (xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, (xv) Liens arising out of consignment or similar arrangements for the sale of goods, (xvi) any interest or title of a lessor in property subject to any capital lease obligation or operating lease, (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases, (xviii) leases or subleases to third parties, (xix) Liens on assets of Subsidiaries with respect to Acquired Indebtedness and (xx) any condemnation or eminent domain proceedings affecting any real property.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses Incurred in connection therewith), (ii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu or subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (iv) such Indebtedness is Incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the rate specified in such Indebtedness, whether or not such interest is an allowed claim enforceable against such Person in a bankruptcy case under Title 11 of the United States Code.

         "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "Private Placement Legend" means the legend initially set forth on the Notes in the form set forth in Section 2.01(a).

         "Purchase Date" means the Change of Control Purchase Date or the Asset Sale Purchase Date, as the context requires.

         "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be Incurred under this Indenture and Incurred solely to finance the acquisition of such asset or property; provided that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

         "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person Incurred or assumed to finance the acquisition of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and Incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors Incurred in the ordinary course of business).

         "QIB"  means a "qualified institutional buyer" as defined in Rule
144A.

         "Record Date" has the meaning set forth in the Notes.

         "Registration" means a registered exchange offer for the Notes by the Company or other registration of the Notes under the Securities Act pursuant to and in accordance with the terms of the Registration Rights Agreement.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, by and among the Company, the Subsidiary Guarantors, DLJ and Merrill, as such agreement may be amended, modified or supplemented from time to time.

         "Registration Statement" means the Registration Statement pursuant to and as defined in the Registration Rights Agreement.

         "Regulation S" means Regulation S under the Securities Act.

         "Related Business" means those businesses in which the Company or any of its Subsidiaries are engaged on the Closing Date, any businesses incidental thereto and any reasonable extensions or expansions thereof.

         "Reorganization Securities" means, with respect to any Insolvency or Liquidation Proceeding involving the Company, Capital Stock or any other securities of the Company as reorganized or readjusted (or Capital Stock or any other securities of any other Person provided for by a plan of reorganization or readjustment) that are subordinated, at least to the same extent as the Notes, to the payment of all outstanding Senior Indebtedness after giving effect to such plan of reorganization or readjustment; provided, however, that

(i) the Notes shall not be treated in any case or proceeding or other event described above as part of the same class of claims as the Senior Indebtedness or any class of claim on a parity with or senior to the Senior Indebtedness for any payment or distribution, (ii) such securities are subordinated at least to the same extent as the Notes to Senior Indebtedness of the Company and any securities issued in exchange for such Senior Indebtedness and (iii) such securities are authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law which gives effect to the subordination of the Notes to Senior Indebtedness in a manner and with an effect which would be required if this proviso were not included in this paragraph; provided further that the Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment and issuing such securities.

         "Representative" means, with respect to any Senior Indebtedness, the indenture trustee or other trustee, agent or other representative(s), if any, of holders of such Senior Indebtedness.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Rule 144A" means Rule 144A under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Bank Debt" means the Indebtedness outstanding under the Senior Credit Facility as such agreement may be restated, further amended, supplemented or otherwise modified, waived or replaced from time to time hereafter, together with any refunding or replacement of such Indebtedness.

         "Senior Credit Facility" means the Senior Credit Facility dated on or about the Closing Date among the Company, the lenders referred to therein and The Chase Manhattan Bank, as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case as amended, modified, waived, renewed, refunded, replaced or refinanced from time to time.

         "Senior Indebtedness" means (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be Incurred by the Company under the terms of this Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (A) any liability for federal, state, local or other taxes owed or owing by the Company, (B) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (C) any trade payables or (D) any Indebtedness that is Incurred in violation of this Indenture.

         "Senior Revolving Debt" means revolving credit borrowings and letters of credit under the Senior Credit Facility and/or any successor facility or facilities.

         "Senior Term Debt" means term loans under the Senior Credit Facility and/or any successor facility or facilities.

         "Shelf Registration Statement" shall mean a Shelf Registration Statement of the Company pursuant to the Registration Rights Agreement.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof; provided that "Significant Subsidiary" shall include any two or more Subsidiaries which, if considered as a whole, would constitute a Significant Subsidiary.

         "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of September 29, 1996 among CSK Holdings, Ltd., Holdings, Carmel Trust and the Initial Investcorp Group.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of this Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

         "Subsidiary Guarantee" means each of the Guarantees under Article 11 hereof of the Company's obligations under the Notes and related obligations entered into by a Subsidiary Guarantor, either by way of being a party to this Indenture on the Closing Date or by becoming a party hereto in accordance with
Section 4.15 or 5.01(b)(i).

         "Subsidiary Guarantors" means Kragen Auto Supply Co., a California corporation and Schuck's Distribution Co., a Washington corporation and each other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions hereof, and their respective successors and assigns.

         "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Closing Date (except as otherwise provided in
Section 1.03 hereof).

         "Transatlantic" means Transatlantic Finance, Ltd., an affiliate of Carmel Trust.

         "Trustee" means Wells Fargo Bank, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.

         "Trust Officer" when used with respect to the Trustee means the chairman or vice chairman of the board of directors, the chairman or vice chairman of the executive committee of the board of directors, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (A) has no Indebtedness other than Non-Recourse Debt, (B) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (C) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results and (D) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted under this Indenture. If, at any time, any

Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Indenture, the Company shall be in Default under this Indenture). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under this Indenture, and (ii) no Default or Event of Default would be in existence following such designation.

         "U.S. Person" has the meaning ascribed to it in Regulation S.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of this Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

         SECTION 1.02.  Other Definitions.


                                            Defined
                   Term                     in Section

         "Affiliate Transaction"            4.08

         "Agent Members"                    2.07

         "Asset Sale Offer"                 4.14

         "Asset Sale Offer Amount"          4.14

         "Asset Sale Offer Period"          4.14

         "Asset Sale Payment"               4.14

         "Asset Sale Purchase Date"         4.14

         "Asset Sale Trigger Date"          4.14

         "Certificated Note"                2.01(a)

         "Change of Control Offer"          4.13

         "Change of Control Offer Period"   4.13

         "Change of Control Payment"        4.13

         "Change of Control Purchase Date"  4.13

         "Change of Control Trigger Date"   4.13

         "Covenant Defeasance"              8.01

         "Event of Default"                 6.01

         "Excess Proceeds"                  4.14

         "Global Note"                      2.01(a)

         "International"                    4.05

         "Legal Defeasance"                 8.01

         "Notice of Default"                6.01

         "Offshore Certificated Note"       2.01(a)

         "Offshore Securities Exchange Date 2.01(a)

         "Paying Agent"                     2.03

         "Payment Blockage Notice"          10.03 and 11.03

         "Payment Default"                  6.01

         "Real Estate Agreement"            4.08

         "Regulation S Global Note"         2.01(a)

         "Restricted Certificated Note"     2.01(a)

         "Restricted Global Note"           2.01(a)

         "Registrar"                        2.03

         "Restricted Payment"               4.05

         "Trustee Expenses"                 6.08

         SECTION 1.03. Incorporation by Reference of TIA. Whenever this Indenture refers to a provision of the TIA, the portion of the provision required to be incorporated herein in order for this Indenture to be qualified under the TIA is incorporated by reference in, and made a part of, this Indenture. Any terms incorporated by reference in this Indenture that are defined by the TIA, defined by the TIA by reference to another statute or defined by the SEC in a rule under the TIA have the meanings so assigned to them therein.

         SECTION 1.04. Rules of Construction. Unless the context otherwise requires: (1) a term has the meaning assigned to it in this Indenture; (2) an accounting term not otherwise defined herein has the meaning assigned to it under GAAP; (3) "or" is not exclusive; (4) words in the singular include the plural, and in the plural include the singular; (5) provisions apply to successive events and transactions; and (6) any reference to a Section or Article refers to such Section or Article of this Indenture.

                                   ARTICLE 2

                                   THE NOTES

         SECTION 2.01. Form and Dating. (a) The Notes and the certificate of authentication of the Trustee or an authenticating agent appointed on its behalf pursuant to Section 2.02 shall be substantially in the form of Exhibit A hereto, bearing such legends as are required pursuant to this Section 2.01. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 principal amount and multiples thereof; provided that Notes will initially be issued to Institutional Accredited Investors only in denominations of $250,000 and any integral multiple of $1,000 in excess thereof.

         The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

         Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a single permanent Global Note in definitive, fully registered form, without interest coupons, substantially in the form of Exhibit A hereto, bearing such legends as are required pursuant to this Section 2.01 (the "Restricted Global Note"), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as herein provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

         Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, the Depositary for the Global Notes or a nominee of such Depositary, for the accounts of Euroclear and Cedel. Prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement with respect to the Notes, beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. Persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S under the Securities Act. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the nominee of the Depositary for the Global Notes, for the accounts of Euroclear and Cedel, as hereinafter provided.

         Notes offered and sold to Institutional Accredited Investors shall be issued in the form of permanent certificated Notes in definitive, fully registered form, without interest coupons, in substantially the form of Exhibit A hereto, bearing such legends as are required pursuant to this Section 2.01 (the "Restricted Certificated Notes"). Notes issued pursuant to Sections 2.06, 2.07 and 2.08 in exchange for interests in the Regulation S Global Note following the date that is 41 days after the Closing Date (the "Offshore Securities Exchange Date") shall be in the form of permanent certificated Notes in registered form substantially in the form of Exhibit A hereto, bearing such legends as are required pursuant to this Section
2.01 (the "Offshore Certificated Notes").

         The Offshore Certificated Notes and Restricted Certificated Notes are sometimes collectively herein referred to as the "Certificated Notes". The Restricted Global Note and the Regulation S Global Note are sometimes referred to herein as the "Global Notes".

         Unless and until a Note is exchanged for a New Note in connection with an effective Registration pursuant to the Registration Rights Agreement, (i) the Restricted Global Note and each Restricted Certificated Note shall bear the following legend on the face thereof and (ii) the Regulation S Global Note shall bear the legend set forth below on the face thereof until the Offshore Securities Exchange Date:

              THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING
         SENTENCE.  BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT
         (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT
         (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE

         PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER OF THIS NOTE THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER OF THIS NOTE SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

(b) Each Global Note, whether or not a New Note, shall also bear the following legend on the face thereof:

                UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.06, 2.07 AND 2.08 OF THE INDENTURE.

         SECTION 2.02. Execution and Authentication; Authentication Agent. Two Officers of the Company shall sign each Note for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

         A Note shall not be valid until authenticated by the manual signature of the Trustee, and the Trustee's signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee's certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A. The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any of its Affiliates. If an appointment of an authenticating agent is made pursuant to this Section 2.02, the Notes may have endorsed thereon, in lieu of the Trustee's certificate of authentication, an alternative certificate of authentication substantially in the form set forth in Exhibit A.

         The Trustee shall, upon receipt of a written order signed by two Officers of the Company, authenticate Notes for issuance on the Closing Date in the aggregate principal amount of up to $125,000,000 (notwithstanding anything to the contrary contained in this Indenture, the Notes or otherwise, the aggregate principal amount of outstanding Notes may not exceed that amount at any time, except as provided in Section 2.09).

         SECTION 2.03. Registrar and Paying Agent. The Company shall maintain an office or agency (the "Registrar") where Notes may be presented for registration of transfer or for exchange (subject to Sections 2.06, 2.07 and 2.08) and an office or agency (the "Paying Agent") where Notes may be presented for payment and an office or agency where notices to or upon the Company in respect of the Notes or this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents.
The term "Paying Agent" includes any additional paying agent. The Company may change the Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company shall notify the Trustee and the Trustee shall notify the Holders of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, and such agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent.

         The Company initially appoints the Trustee as Registrar (subject to Section 2.06), Paying Agent and agent for service of notices and demands in connection with the Notes. The Company or any of its Affiliates may act as Paying Agent, Registrar or co-registrar. If the Company fails to appoint or maintain a Registrar and/or Paying Agent, subject to Section 2.06, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.07.

         SECTION 2.04. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the Holders' benefit or the Trustee all money the Paying Agent holds for the redemption or purchase of the Notes or for the payment of principal of, or premium, if any, or interest on, the Notes, and will notify the Trustee of any default by the Company in providing the Paying Agent with sufficient funds to redeem or purchase Notes or make any payment on the Notes as and to the extent required to be redeemed, purchased or paid under the term of this Indenture. While any such default continues, the Trustee may require the Paying Agent to pay all money it holds to the Trustee and account for any funds disbursed. The Company at any time may require the Paying Agent to pay all money it holds to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or any of its Affiliates) shall have no further liability for the money it delivered to the Trustee. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the Holders' benefit all money it holds as Paying Agent.

         SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with section 312(a) of the TIA. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, at least 7 Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require that sets forth the names and addresses of, and the aggregate principal amount of Notes held by, each Holder, and the Company shall otherwise comply with section 312(a) of the TIA.

         SECTION 2.06. Transfer and Exchange. (a) The Company appoints the Trustee as transfer and exchange agent for the purpose of any transfer or exchange of the Notes.

         (b) None of the Company, the Trustee or the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company pursuant to Section 3.03 and ending at the close of business on the day the notice of redemption is sent to Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, or (iii) during an Offer if such Note is tendered pursuant to such Offer and not withdrawn.

         (c) No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Section 2.12, 3.06 or 9.05, which the Company shall pay).

         (d) Prior to due presentment for registration of transfer of any Note to the Trustee, the Trustee, any Agent and the Company shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing on such Note made by anyone other than the Company, the Registrar, or any co-registrar) for the purpose of receiving payment of principal of, premium, if any, interest and Liquidated Damages, if any, on such Note and for all other purposes, and notice to the contrary shall not affect the Trustee, any Agent or the Company.

         (e) A Holder may transfer a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee, and any agent of the Company shall treat the person in whose name the Note is registered as the absolute owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. When Notes are presented to the Registrar or a co-registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations (including an exchange of Notes for New Notes), the Registrar or co-registrar, as relevant, shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met; provided that no exchanges of Notes for New Notes shall occur until a Registration Statement shall have been declared effective by the SEC and provided further that any Notes that are exchanged for New Notes shall be cancelled by the Trustee. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar's request.

         All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

         SECTION 2.07. Book-entry Provisions for Global Notes. (a) The Restricted Global Note and Regulation S Global Note initially shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Section 2.01.

         Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or shall impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

         (b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with the rules and procedures of the Depositary and the provisions of Section 2.08. In addition, Restricted Certificated Notes and Offshore Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the Restricted Global Note or the Regulation S Global Note, respectively, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Restricted Global Note or the Regulation S Global Note, as the case may be, and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default of which the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary to issue such Certificated Notes.

         (c) Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

         (d) In connection with any transfer of a portion of the beneficial interests in the Restricted Global Note to beneficial owners pursuant to paragraph (b) of this Section and Section 2.08(a)(ii), the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the beneficial interest in the Restricted Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Restricted Certificated Notes of like tenor and amount.

         (e) In connection with the transfer of the entire Restricted Global Note or Regulation S Global Note to beneficial owners pursuant to paragraph (b) of this Section, the Restricted Global Note or Regulation S Global Note, as the case may be, shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in the Restricted Global Note or Regulation S Global Note, as the case may be, an equal aggregate principal amount of Restricted Certificated Notes or Offshore Certificated Notes, as the case may be, of authorized denominations.

         (f) Any Restricted Certificated Notes delivered in exchange for an interest in the Restricted Global Note pursuant to paragraph (b) or (d) of this Section shall, except as otherwise provided by paragraph (e) of Section 2.08, bear the legend regarding transfer restrictions applicable to the Restricted Certificated Notes set forth in Section 2.01.

         (g) Any Offshore Certificated Note delivered in exchange for an interest in the Regulation S Global Note pursuant to paragraph (b) of this Section shall, except as otherwise provided by paragraph (e) of Section 2.08, bear the legend regarding transfer restrictions applicable to the Offshore Certificated Note set forth in Section 2.01.

         (h) The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

         SECTION 2.08. Special Transfer Provisions. Unless and until a Note is exchanged for a New Note in connection with an effective Registration pursuant to the Registration Rights Agreement, the following provisions shall apply:

         (a) TRANSFERS TO NON-QIB INSTITUTIONAL ACCREDITED INVESTORS. The following provisions shall apply with respect to the registration of any proposed transfer of a Note to any Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons):

                   (i) The Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if
         (x) the requested transfer is after the time period referred to in Rule 144(k) under the Securities Act as in effect with respect to such transfer or (y) the proposed transferee has delivered to the Registrar
         (A) a certificate substantially in the form of Exhibit B hereto and
         (B) if the principal amount of the Notes being transferred is less than $250,000 at the time of such transfer, an Opinion of Counsel acceptable to the Company that such transfer is in compliance with the Securities Act.

                  (ii) If the proposed transferor is an Agent Member holding a beneficial interest in the Restricted Global Note, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions given in accordance with the Depositary's and the Registrar's procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the beneficial interest in the Restricted Global Note to be transferred and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Restricted Certificated Notes of like tenor and amount.

   (b) TRANSFERS TO QIBS. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Certificated Note or an interest in the Restricted Global Note to a QIB (excluding Non-U.S. Persons):

                   (i) If the Note to be transferred consists of (x) Restricted Certificated Notes, the Registrar shall register the transfer, if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representation in order to claim the exemption from registration provided for by Rule 144A or (y) an interest in the Restricted Global Note, the transfer of such interest may be effected only through the book entry system maintained by the Depositary.

                  (ii) If the proposed transferee is an Agent Member, and the Note to be transferred consists of Restricted Certificated Notes, upon receipt by the Registrar of the documents referred to in clause
         (i) and instructions given in accordance with the Depositary's and the Registrar's procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the Restricted Certificated Notes to be transferred and the Trustee shall cancel the Restricted Certificated Notes so transferred.

         (c) TRANSFERS OF INTERESTS IN THE REGULATION S GLOBAL NOTE OR OFFSHORE CERTIFICATED NOTES TO U.S. PERSONS. The following provisions shall apply with respect to any transfer of interests in the Regulation S Global Note or Offshore Certificated Notes to U.S. Persons:

                   (i) prior to the removal of the Private Placement Legend from the Regulation S Global Note or Offshore Certificated Notes in accordance with Section 2.01, the Registrar shall refuse to register such transfer; and

                  (ii) after such removal, the Registrar shall register the transfer of any such Note without requiring any additional certification.

         (d) TRANSFERS TO NON-U.S. PERSONS AT ANY TIME. The following provisions shall apply with respect to any transfer of a Note to a Non-U.S.
Person:

                   (i) Prior to the Offshore Securities Exchange Date, the Registrar shall register any proposed transfer of a Note to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit C hereto from the proposed transferor.

                  (ii) On and after the Offshore Securities Exchange Date, the Registrar shall register any proposed transfer to any Non-U.S. Person if the Note to be transferred is a Restricted Certificated Note or an interest in the Restricted Global Note, upon receipt of a certificate substantially in the form of Exhibit C from the proposed transferor.

                 (iii) (A) If the proposed transferor is an Agent Member holding a beneficial interest in the Restricted Global Note, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (ii) and (y) instructions in accordance with the Depositary's and the Registrar's procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the beneficial interest in the Restricted Global Note to be transferred, and (B) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary's and the Registrar's procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Restricted Certificated Notes or the Restricted Global Note, as the case may be, to be transferred, and the Trustee shall cancel the Certificated Note, if any, so transferred or decrease the amount of the Restricted Global Note, as the case may be.

         (e) PRIVATE PLACEMENT LEGEND. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless either (i) the circumstances contemplated by paragraphs (a)(i)(x) or (d)(ii) of this Section 2.08 exists or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

         (f) GENERAL. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

         The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.07 or this Section 2.08. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

         SECTION 2.09. Replacement Notes. Holders shall surrender mutilated Notes to the Trustee. If any mutilated Note is surrendered to the Trustee, or if the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee shall authenticate, a replacement Note if the Trustee's requirements are met, and each such replacement Note shall be an additional obligation of the Company. If the Trustee or the Company requires, the Holder must supply an indemnity bond that is sufficient, in the judgment of the Trustee and the Company, to protect the Company, the Trustee, any Agent or any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for its reasonable expenses in replacing a Note.

         SECTION 2.10. Outstanding Notes. The Notes outstanding at any time are all the Notes the Trustee has authenticated except for those it has cancelled, those delivered to it for cancellation, and those described in this
Section 2.10 as not outstanding. If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that a bona fide purchaser holds the replaced Note. If the entire principal of, premium, if any, and accrued interest and Liquidated Damages on, any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue. Subject to Section 2.11, a Note does not cease to be outstanding because the Company or any Affiliate of the Company holds such Note.

         SECTION 2.11. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company shall be considered as though they are not outstanding; provided, however, that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that the Company or any Affiliate of the Company offers to purchase or acquires pursuant to an exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company or any Affiliate of the Company until legal title to such Notes passes to the Company or such Affiliate, as the case may be.

         SECTION 2.12. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee on its behalf shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee on its behalf, upon receipt of a written order signed by two Officers of the Company, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

         SECTION 2.13. Cancellation. Holders shall surrender Notes for cancellation to the Trustee. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, any co-registrar, the Paying Agent, the Company and its Subsidiaries shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement, payment (including all Notes called for redemption and all Notes accepted for payment pursuant to an Offer) or cancellation, and the Trustee shall cancel all such Notes and shall destroy all cancelled Notes (subject to the record retention requirements of the Exchange Act) and deliver upon the written request of the Company a certificate of their destruction to the Company unless, by written order signed by two Officers of the Company, the Company shall direct that cancelled Notes be returned to it. The Company may not issue new Notes to replace any Notes that have been cancelled by the Trustee or that have been delivered to the Trustee for cancellation. If the Company or any Affiliate of the Company acquires any Notes (other than by redemption pursuant to Section 3.07 or an Offer pursuant to Section 4.13 or 4.14), such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until such Notes are delivered to the Trustee for cancellation.

         SECTION 2.14. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to Holders on a subsequent special record date, in each case at the rate provided in the Notes and Section 4.01. The Company shall, with the Trustee's consent, fix or cause to be fixed each such special record date and payment date. At least 15 days before the special record date, the Company (or, at the request of the Company, the Trustee in the name of, and at the expense of, the Company) shall mail a notice that states the special record date, the related payment date and the amount of interest to be paid.

         SECTION 2.15. Record Date. The record date for purposes of determining the identity of holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in section 316(c) of the TIA.

         SECTION 2.16. CUSIP and CINS Numbers. A "CUSIP" or "CINS" number will be printed on the Notes and the Trustee shall use CUSIP or CINS numbers, as the case may be, in notices of redemption, purchase or exchange as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee of any change in the CUSIP or CINS number, as the case may be.

                                   ARTICLE 3

                       Redemptions and Offers to Purchase

         SECTION 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 15 but not more than 30 days before notice of any redemption is to be mailed to Holders (or such shorter time as may be satisfactory to the Trustee), (x) an Officers' Certificate stating (i) that the Company has elected to redeem Notes pursuant to Section 3.07(a) or (b), as the case may be, (ii) the date notice of redemption is to be mailed to Holders, (iii) the redemption date, (iv) the aggregate principal amount of Notes to be redeemed, (v) the redemption price for such Notes, (vi) the amount (if any) of accrued and unpaid interest and Liquidated Damages, if any, on such Notes as of the redemption date and (vii) the manner in which Notes are to be selected for redemption if less than all outstanding Notes are to be redeemed and (y) an Opinion of Counsel that the Company is entitled to redeem the Notes pursuant to Section 3.07. If the Trustee is not the Registrar, the Company shall, concurrently with delivery of its notice to the Trustee of a redemption, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the name of, and the aggregate principal amount of the Notes held by, each Holder.

         If the Company is required to offer to purchase Notes pursuant to
Section 4.13 or 4.14, it shall furnish to the Trustee, at least 2 Business Days before notice of the Offer is to be mailed to Holders, an Officers' Certificate setting forth (i) that the Offer is being made pursuant to Section 4.13 or 4.14, as the case may be, (ii) the Purchase Date, (iii) the maximum principal amount of Notes the Company is offering to purchase pursuant to the Offer, (iv) the purchase price for such Notes and (v) the amount (if any) of accrued and unpaid interest and Liquidated Damages, if any, on such Notes as of the Purchase Date.

         The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or Offer.

         SECTION 3.02. Selection of Notes to Be Redeemed or Purchased. If less than all outstanding Notes are to be redeemed or if less than all Notes tendered pursuant to an Offer are to be accepted for payment, the Trustee shall select the outstanding Notes to be redeemed or accepted for payment on a pro rata basis, by lot or by any other method that the Trustee deems fair and appropriate. If the Company elects to mail notice of a redemption to Holders, the Trustee shall at least 5 days prior to the date notice of redemption is to be mailed (i) select the Notes to be redeemed from Notes outstanding not previously called for redemption in the manner specified by the Trustee and
(ii) notify the Company of the names of each Holder of Notes selected for redemption, the principal amount of Notes held by each such Holder and the principal amount of such Holder's Notes that are to be redeemed. If less than all Notes tendered pursuant to an Offer are to be accepted for payment, the Trustee shall select on or prior to the Purchase Date for such Offer the Notes to be accepted for payment. The Trustee shall select for redemption or purchase Notes or portions of Notes in principal amounts at maturity of $1,000 or integral multiples thereof; except that if all of the Notes of a Holder are selected for redemption or purchase, the aggregate principal amount of the Notes held by such Holder, even if not an integral multiple of $1,000, may be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or tendered pursuant to an Offer also apply to portions of Notes called for redemption or tendered pursuant to an Offer. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be called for redemption or selected for purchase.

         SECTION 3.03. Notice of Redemption. (a) At least 30 days but not more than 60 days before any redemption date the Company shall mail by first class mail a notice of redemption to the Trustee and each Holder of Notes or portions thereof that are to be redeemed. With respect to any redemption of Notes, the notice shall identify the Notes or portions thereof to be redeemed and shall state: (1) the redemption date; (2) the redemption price for the Notes and the amount (if any) of unpaid and accrued interest on such Notes as of the date of redemption and the premium (if any) and Liquidated Damages (if any) on the Notes as of the date of redemption; (3) the section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued; (5) the name and address of the Paying Agent; (6) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price for, and any accrued and unpaid interest and Liquidated Damages on, such Notes as of the date of redemption; (7) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrete or accrue, as the case may be, on, and after the redemption date; and (8) that no representation is made as to the correctness or accuracy of the CUSIP or CINS number (as applicable) listed in such notice and printed on the Notes.

         (b) At the Company's request, the Trustee shall (at the Company's expense and in the Company's name) give the notice of any redemption to Holders; provided, however, that the Company shall deliver to the Trustee, at least 45 days prior to the date of redemption and at least 10 days prior to the date that notice of the redemption is to be mailed to Holders, an Officers' Certificate that (i) requests the Trustee to give notice of the redemption to Holders, (ii) sets forth the information to be provided to Holders in the notice of redemption, as set forth in the preceding paragraph, and (iii) sets forth the aggregate principal amount of Notes to be redeemed and the amount (if any) of accrued and unpaid interest and Liquidated Damages (if any) thereon as of the date of redemption. If the Trustee is not the Registrar, the Company shall, concurrently with any such request, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the name of, the address of, and the aggregate principal amount of Notes held by, each Holder; provided further that any such Officers' Certificate may be delivered to the Trustee on a date later than permitted under this Section 3.03(b) if such later date is acceptable to the Trustee.

         SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date at the price set forth in the Note.

         SECTION 3.05. Deposit of Redemption Price. (a) At least one Business Day prior to any redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of, and any accrued interest on, all Notes to be redeemed in immediately available funds on that date and the Liquidated Damages (if any) on the Notes as of the date of redemption. After any redemption date, the Paying Agent shall promptly return to the Company any money that the Company deposited with the Paying Agent in excess of the amounts necessary to pay the redemption price of, and any accrued interest on, and the Liquidated Damages (if any) on all Notes to be redeemed.

         (b) If the Company complies with the preceding paragraph, interest on the Notes to be redeemed will cease to accrete or accrue, as the case may be, on such Notes on the applicable redemption date, whether or not such Notes are presented for payment. If a Note is redeemed on an interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on the related interest record date, in all other circumstances, such interest shall be paid to the Holder of such Note. If any

Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid principal, premium (if any), Liquidated Damages (if any) and unpaid interest, if any, which has accrued to the redemption date, from the redemption date until such amounts are paid, at the rate of interest provided in the Notes and Section 4.01.

         SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the Company's expense a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

         SECTION 3.07. Redemption Provisions. (a) The Notes will not be redeemable at the Company's option prior to November 1, 2001 except as described below, with the proceeds of an Equity Offering. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

                 YEAR                                       PERCENTAGE

                 2001                                       105.500

                 2002                                       103.667

                 2003                                       101.833

                 2004 and thereafter                        100.000%

         (b) In addition to the Company's right to redeem the Notes as set forth in subsection (a), above, at any time prior to November 1, 1999, the Company may (but will not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net proceeds of an Equity Offering; provided that at least 65% of the original aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further that such redemption will occur within 60 days of the date of the closing of such Equity Offering.

         SECTION 3.08. Mandatory Offers. (a) Within 30 days after any Change of Control Trigger Date or Asset Sale Trigger Date, the Company shall mail a notice to each Holder stating: (1) that an Offer is being made pursuant to
Section 4.13 or 4.14, as the case may be, and the length of time the Offer shall remain open and the maximum aggregate principal amount of Notes that the Company is offering to purchase pursuant to such Offer; (2) the purchase price for the Notes (as set forth in Section 4.13 or 4.14, as the case may be), the amount (if any) of accrued and unpaid interest on such Notes as of the Purchase Date, and the Purchase Date; (3) that any Note not accepted for payment will continue to accrue interest; (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer will cease to accrue interest after the relevant Purchase Date; (5) that Holders may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a principal amount of $1,000 or an integral multiple thereof; (6) that Holders electing to tender any Note or portion thereof will be required to surrender their Note, with the form therein entitled "Option of Holder to Elect Purchase" completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days prior to the Purchase Date; (7) that Holders will be entitled to withdraw their election to tender Notes if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the last day of the relevant Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased; (8) that Holders whose Notes are accepted for payment in part will be issued new Notes equal in principal amount to the unpurchased portion of Notes surrendered, provided that only Notes in a principal amount of $1,000 or integral multiples thereof will be accepted for payment in part; and (9) in the case of an Asset Sale, that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Company will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased).

         (b) On the Purchase Date for any Offer, the Company will (i) to the extent lawful, (x) in the case of an Offer resulting from a Change of Control, accept for payment all Notes or portions thereof properly tendered pursuant to such Offer and (y) in the case of an Offer resulting from one or more Asset Sales, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of Sections 3.08 and 4.14,
(ii) deposit with the Paying Agent in immediately available funds the aggregate purchase price of all Notes or portions thereof accepted for payment any accrued and unpaid interest on such Notes as of the Purchase Date, and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate setting forth the name of each Holder that tendered Notes and the principal amount of the Notes, as the case may be, or portions thereof tendered by each such Holder.

         (c) With respect to any Offer, (i) if less than all of the Notes tendered pursuant to an Offer are to be accepted for payment by the Company for any reason, the Trustee shall select on or prior to the Purchase Date the Notes or portions thereof to be accepted for payment pursuant to Section 3.02, and
(ii) if the Company deposits with the Paying Agent on the Purchase Date an amount sufficient to purchase all Notes accepted for payment, interest shall cease to accrue on such Notes on the Purchase Date; provided, however, that if the Company fails to deposit an amount sufficient to purchase all Notes accepted for payment, the deposited funds shall be used to purchase on a pro rata basis all Notes accepted for payment and interest shall continue to accrue, as the case may be, on all Notes not purchased.

         (d) Promptly after consummation of an Offer, (i) the Paying Agent shall mail to each Holder of Notes or portions thereof accepted for payment an amount equal to the Change of Control Payment or Asset Sale Payment, as the case may be, (ii) with respect to any tendered Note not accepted for payment in whole or in part, the Trustee shall return such Note to the Holder thereof, and
(iii) with respect to any Note accepted for payment in part, the Company shall issue and the Trustee shall authenticate and mail to each such Holder a new Note equal in principal amount to the unpurchased portion of the tendered Note.

         (e) The Company will (i) publicly announce the results of the Offer to Holders on or as soon as practicable after the Purchase Date, and (ii) comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable to any Offer.

         (f) If any of this Section 3.08, Section 4.13 or Section 4.14 conflict with duties imposed upon the Company or the Subsidiary Guarantors by virtue of any applicable United States securities laws or regulations, the Company or such Subsidiary Guarantor, as the case may be, shall comply with such securities laws or regulations and will not be deemed to have breached its obligations under this Indenture.

                                   ARTICLE 4

                                   Covenants

         SECTION 4.01. Payment of Notes. Subject to the provisions of Article 10, the Company shall pay the principal of, and premium, if any, and interest and Liquidated Damages (if any) on, the Notes on the dates and in the manner provided in the Notes. Holders must surrender their Notes to the Paying Agent to collect principal payments. Principal, premium, interest or Liquidated

Damages (if any) shall be considered paid on the date due if, by 3 p.m. Eastern Standard Time on the Business Day immediately preceding such date, the Company has deposited with the Paying Agent money in immediately available funds designated for and sufficient to pay such principal, premium, interest and Liquidated Damages (if any); provided, however, that principal, premium, interest or Liquidated Damages (if any) shall not be considered paid within the meaning of this Section 4.01 if money intended to pay such principal, premium, interest or Liquidated Damages (if any) is held by the Paying Agent for the benefit of holders of Senior Indebtedness of the Company pursuant to the provisions of Article 10. The Paying Agent shall return to the Company, no later than five days following the date of payment, any money that exceeds the amount then due and payable on the Notes.

         To the extent lawful, the Company shall pay interest (including Post-Petition Interest) on demand on overdue principal, premium, interest and Liquidated Damages, if any, (without regard to any applicable grace period) at the rate of 11% per annum, compounded semi-annually.

         SECTION 4.02. Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, at any time after the Company files a Registration Statement with respect to the Exchange Offer, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any Notes remain outstanding, the Company and the Subsidiary Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         SECTION 4.03. Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officers' Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the

Notes, (ii) such review was supervised by the Officers of the Company signing such certificate, and (iii) that to the best knowledge of each Officer signing such certificate, (a) the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default occurred, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (b) no event has occurred and remains in existence by reason of which payments on account of the principal of, or premium, if any, or interest or Liquidated Damages, if any, on, the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

         So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 4.02 shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Sections 4.01, 4.05, 4.07, 4.08, 4.09, 4.11, 4.13, 4.14, 4.15,
4.16 or Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

         The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, promptly after any Officer of the Company becomes aware of (i) any Default or Event of Default, or (ii) any default or event of default under any other mortgage, indenture or instrument that could result in an Event of Default under Section 6.01(v), an Officers' Certificate specifying such Default, Event of Default or default and what action the Company is taking or proposes to take with respect thereto.

         SECTION 4.04. Stay, Extension and Usury Laws. Each of the Company and the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that might affect the covenants or the performance of their obligations under this Indenture and Notes; and each of the Company and the Subsidiary Guarantors (to the extent they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee pursuant to this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

         SECTION 4.05. Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Subsidiaries to directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Subsidiary of the Company (and, if such Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on a pro rata basis)), (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor), (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, prior to scheduled maturity, or applicable scheduled repayment or scheduled sinking fund payment date with respect thereto and in the applicable amounts so required (other than any of the foregoing with respect to such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such transaction and in the applicable amounts so required), other than through the purchase or acquisition by the Company of Indebtedness through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock) or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

                 (1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

                 (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment has been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.07; and

                 (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by any of clauses (ii), (iii), (iv), (v), (vi) and (vii)(B) of subsection 4.05(b)), is less than the sum of

                (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurred to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                (B) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Closing Date of Equity Interests of the Company and 100% of the amount by which Indebtedness of the Company or its Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange thereof subsequent to the Closing Date into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus


                (C) 100% of any dividends received by the Company or a Wholly Owned Subsidiary that is a Subsidiary Guarantor after the Closing Date from an Unrestricted Subsidiary of the Company, plus

                (D) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following the Closing Date, plus

                (E) to the extent not otherwise included in (iv) above, to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investment, plus

         (F)     $10 million.

 (b)     The foregoing subsection 4.05(a) will not prohibit:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

                (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for such Restricted Investment, and any Net Income resulting therefrom, will be excluded from clauses (3)(A) and (3)(B) of subsection 4.05(a);

                (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interest of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, will be excluded from clauses (3)(A) and (3)(B) of subsection 4.05(a);

                 (iv) the defeasance, redemption or repurchase of Indebtedness that is subordinated to the Notes with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness which was Incurred to refinance such subordinated Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, will be excluded from clauses (3)(A) and (3)(B) of subsection 4.05(a);

                  (v) the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness from Net Proceeds to the extent permitted by Section 4.14; provided that any Net Proceeds that are utilized for any such defeasance, redemption or repurchase and any Net Income resulting therefrom will be excluded from clauses (3)(A) and (3)(B) of subsection 4.05(a);

                 (vi) the payment by the Company of (A) certain standby commitment fees to Invifin S.A. in connection with the Senior Credit Facility in an aggregate amount not to exceed $1,575,000, (B) certain advisory fees to Investcorp International Inc. ("International") in connection with the Acquisition in an aggregate amount not to exceed $1,275,000, (C) certain management advisory and consulting fees to International pursuant to a management agreement entered into in connection with the Acquisition between International and the Company
         (x) in an aggregate amount not to exceed $5,000,000 for the first five years after the Closing Date and (y) in an aggregate amount not to exceed $1,000,000 in any fiscal year thereafter, (D) certain arrangement fees to International in connection with the

         Senior Credit Facility in an aggregate amount not to exceed $3,150,000 and (E) certain fees to Transatlantic in connection with a loan made to the Company prior to the Acquisition in an aggregate amount not to exceed $1,000,000;

                (vii) the payment of dividends, other distributions or other amounts by the Company to Holdings (A) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs; provided that the aggregate amount of such payments, dividends and distributions pursuant to this (vii)(A) shall not exceed $250,000 in any fiscal year, (B) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries), (C) in amounts equal to amounts expended by Holdings to redeem, or otherwise acquire or retire for value any Equity Interest of Holdings held by any member of Holdings' or the Company's management pursuant to any management agreement or stock option agreement and amounts loaned or advanced by Holdings to any member of Holdings' or the Company's management to enable such person to purchase any Equity Interests of Holdings; provided that the aggregate amounts distributed to Holdings pursuant to this clause (vii)(C) will not exceed $8,000,000 in the aggregate (net of cash proceeds received by Holdings from subsequent reissuances of Equity Interests of Equity Interests to new members of management, except to the extent such proceeds are contributed by Holdings to the Company), (D) representing a portion of the proceeds of any Equity Offering that occurs pursuant to the sale by the Company of its Equity Interests other than Disqualified Stock; provided that the aggregate amount of such dividend may not exceed the amount expended by Holdings to redeem the Holdings Notes, (E) in an aggregate amount not to exceed $4,000,000 to enable Holdings to pay certain fees to Southwest Finance Limited in connection with the issuance of the Holdings Notes and (F) to reimburse Holdings for costs, fees and expenses incident to a registration of any of the Capital Stock of Holdings for a primary offering under the Securities Act, so long as (x) the net proceeds of such offering (if it is completed) are contributed to, or otherwise used for the benefit of, the Company and (y) the costs, fees and expenses are allocated among Holdings and any selling shareholders in such proportion as is required by an applicable shareholders agreement, or to the extent no applicable shareholders agreement exists, as is appropriate to reflect the relative proceeds received by Holdings and such selling shareholders; and

               (viii) the payment by the Company to members of management of the Company in connection with the termination of an equity participation program as a result of the Acquisition, provided that such payments do not exceed $19,900,000 in the aggregate, of which the last $5,966,000 may be paid by the Company under this clause (viii) only to the extent payment of such amount is received by the Company from Carmel Trust or an affiliate thereof;

provided that in the case of clauses (iv), (v), (vi) and (vii)(F) of this subsection 4.05(b), no Default or Event of Default shall have occurred and be continuing and, in the case of clauses (vii)(C), (vii)(D) and (viii) of this subsection 4.05(b), no Default referred to in clauses (i) or (ii) of Section 6.01(a) shall have occurred and be continuing, at the time of such Restricted Payment or would occur as a consequence thereof.

         (c) The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under subsection 4.05(a). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         (d) The amount of all Restricted Payments (other than cash) will be their fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

         SECTION 4.06.  Corporate Existence.  Subject to Section 4.14 and
Article 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each of its Subsidiaries and the rights (charter and statutory), licenses and franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

         SECTION 4.07. Limitation on Incurrence of Indebtedness and on Issuance of Preferred Stock. (a) The Company will not Incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries and Unrestricted Subsidiaries to issue any shares of preferred stock; provided that the Company may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Company's Subsidiaries that are Subsidiary Guarantors may Incur Indebtedness and issue preferred stock if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been (A) at least 2 to 1 if the date on which such additional Indebtedness is Incurred, such Disqualified Stock is issued or, in the case of any Subsidiary Guarantor, such preferred stock is issued occurs prior to October 30, 1998, or (B) at least 2.25 to 1 if such date occurs thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, or, in the case of any Subsidiary Guarantor, such preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; provided that no Guarantee may be Incurred pursuant to this subsection (a), unless the guaranteed Indebtedness is Incurred by the Company or a Subsidiary pursuant to this subsection (a).

         (b)     The foregoing provisions will not apply to:

                  (i) the Incurrence by the Company of Senior Term Debt and Senior Revolving Debt and letters of credit (and Guarantees thereof by Subsidiaries that are Subsidiary Guarantors) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to $200 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of the commitments with respect to such Indebtedness pursuant to or in accordance with Section 4.14;

                 (ii) the Incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

                (iii) the Incurrence by the Company of Indebtedness represented by the Notes and by the Subsidiaries of Indebtedness represented by the Subsidiary Guarantees;

                 (iv) the Incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $25 million at any time outstanding;

                  (v) the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was Incurred in compliance with the first paragraph of subsection 4.07(a) or under clauses (ii) and (iii) of this subsection (b);

                 (vi) the Incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

                (vii) the Incurrence by the Company or any of its Subsidiaries that are Subsidiary Guarantors of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by this Indenture to be Incurred;

               (viii) the Incurrence by the Company or any of its Subsidiaries that are Subsidiary Guarantors of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time not to exceed $30 million at any time outstanding (which may include additional Indebtedness Incurred pursuant to the Senior Credit Facility);

                 (ix) the Incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an Incurrence of Indebtedness by a Subsidiary of the Company; and

                  (x) Indebtedness Incurred by the Company or any of its Subsidiaries that is a Subsidiary Guarantor arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries in connection with the disposition of a portion of the business or assets of a Subsidiary of the Company in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition.

         Notwithstanding any other provision of this Section 4.07, a Guarantee of Indebtedness permitted by the terms of this Indenture at the time such Indebtedness was Incurred will not constitute a separate Incurrence of Indebtedness.

         SECTION 4.08. Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction entered into after the Closing Date involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction involving aggregate consideration in excess of $3 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that this clause (ii) shall not apply to transactions under the agreement dated on or about the Closing Date (the "Real Estate Agreement") among one or more Affiliates of the Carmel Trust and the Company in accordance with the terms of such Real Estate Agreement as in effect on the Closing Date and any amendments, modifications, restatements, renewals or supplements thereto; provided that any such amendment, modification, restatement, renewal or supplement to the Real

Estate Agreement contains provisions that are no less favorable to the Holders of the Notes than those contained in the Real Estate Agreement as in effect on the Closing Date and has been approved by a majority of the disinterested members of the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee.

         In addition, the following will not be deemed to be Affiliate
Transactions: (1) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business, (2) any employment agreement, collective bargaining agreement, employee benefit plan or any similar arrangement heretofore or hereafter entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (3) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (4) transactions permitted by Section 4.05, (5) payment of reasonable and customary compensation to employees, officers, directors or consultants in the ordinary course of business, (6) maintenance in the ordinary course of business of benefit programs, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans.

         SECTION 4.09. Limitations on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Obligations due under this Indenture and the Notes are secured, on an equal and ratable basis (or on a senior basis, in the case of Indebtedness subordinated in right of payment to the Notes), with the Obligations so secured.

         SECTION 4.10. Taxes. The Company shall, and shall cause each of its Subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies the failure of which to pay could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole, except for those taxes contested in good faith by appropriate proceedings.

         SECTION 4.11. Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to

                  (i) (A) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital

         Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Company or any of its Subsidiaries,

                (ii) make loans or advances to the Company or any of its Subsidiaries or

                (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries,

    except for such encumbrances or restrictions existing under or by reason of

                (A)     Existing Indebtedness,

                (B) the Senior Credit Facility as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no less favorable to the Holders of the Notes with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the Closing Date,

                (C)     this Indenture and the Notes,

                (D)     applicable law,

                (E) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property and assets of the Person, so acquired; provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of this Indenture,

                (F) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business,

                (G) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired,

                (H) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the Closing Date; provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (xi) of the definition of "Permitted Lien",

                (I) contracts entered into in connection with any sale of assets permitted by this Indenture in respect of the assets being sold pursuant to such contract,

                (J) Senior Indebtedness permitted to be Incurred under this Indenture and Incurred after the Closing Date; provided that such encumbrances or restrictions in such Indebtedness are no less favorable to the Holders of the Notes than the restrictions contained in the Senior Credit Facility on the Closing Date,

                (K) Indebtedness of Subsidiaries that are not Subsidiary Guarantors Incurred under clause (x) of Section 4.07,

                (L) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no less favorable to the Holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced or

                (M) an agreement in effect on the Closing Date and any amendment thereto; provided that the restrictions contained in any such amendment are no less favorable to the Holders of the Notes than the restrictions contained in such agreements on the Closing Date.

         SECTION 4.12. Maintenance of Office or Agencies. The Company will maintain an office or an agency (which may be an office of any Agent) where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office, subject to Section 2.06.

         The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

         The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

         SECTION 4.13. Change of Control. Upon the occurrence of a Change of Control (the "Change of Control Trigger Date"), each Holder of Notes may require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by Section 3.08.

         The Change of Control Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), the Company will purchase all Notes tendered in response to the Change of Control Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

         Prior to complying with the provisions of this Section 4.13, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant.

         SECTION 4.14. Asset Sales. (a) The Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or the Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of, and (ii) at least 80% (100% in the case of lease payments) of the consideration therefor (excluding contingent liabilities assumed by the transferee of any such assets) received by the Company or such Subsidiary is in the form of cash or Cash Equivalents paid at the closing thereof; provided that the amount of (A) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities), of the Company or any Subsidiary that are assumed by the transferee of any such assets and (B) any notes, securities or other obligations received by the Company or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

         (b) The Company or any of its Subsidiaries may apply the Net Proceeds from such Asset Sale, at its option,

                  (i) to permanently reduce Senior Term Debt within 12 months from the later of the date of such Asset Sale or the receipt of such Net Proceeds,

                 (ii) to permanently reduce Senior Revolving Debt (and to correspondingly reduce commitments with respect thereto) within 12 months from the later of the date of such Asset Sale or the receipt of such Net Proceeds,

                (iii) to permanently prepay, repay or purchase Senior Indebtedness or Guarantor Senior Indebtedness of the Company or a Subsidiary Guarantor (other than Senior Term Debt or Senior Revolving
         Debt) or Indebtedness (other than Preferred Stock) of the Company or a Subsidiary Guarantor (that, in the case of Indebtedness other than Senior Indebtedness or Guarantor Senior Indebtedness, is required by its terms to be prepaid, repaid or repurchased as a result of such Asset Sale) (and to correspondingly reduce any applicable commitments with respect thereto) within 12 months from the later of the date of such Asset Sale or the receipt of such Net Proceeds or

                 (iv) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Proceeds received by the Company or another Subsidiary) within 12 months from the later of the date of such Asset Sale or the receipt of such Net Proceeds.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds".

         (c) When the aggregate amount of Excess Proceeds exceeds $5 million (such date, the "Asset Sale Trigger Date"), the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in
Section 3.08. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

         Notwithstanding the foregoing, if an Asset Sale Offer is commenced and securities of the Company ranking pari passu in right of payment with the Notes are outstanding at the date of commencement thereof, the terms of which provide that a substantially similar offer must be made with respect thereto, then the Asset Sale Offer shall be made concurrently with such offer, and securities of each issue which the holders of securities of such issue elect to have purchased will be accepted pro rata in proportion to the aggregate principal amount thereof.

         The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased (the "Asset Sale Payment") will be made in the same manner as interest payments are made.

         SECTION 4.15. Additional Guarantees. Within 10 days after acquiring or creating any Domestic Subsidiary, the Company will cause each such Subsidiary to duly authorize, execute and deliver to the Trustee a counterpart of this Indenture as a Subsidiary Guarantor. The Company will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary that is not a Subsidiary Guarantor unless either (i) such Investment is permitted by Section 4.05, or (ii) such Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provisions of this Indenture.

         SECTION 4.16. Senior Subordinated Debt. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Guarantor Senior Indebtedness and senior in any respect in right of payment to the Subsidiary Guarantees.

                                   ARTICLE 5

                                   SUCCESSORS

         SECTION 5.01.  Limitation on Merger, Consolidation and Sale of Assets.
(a) The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

                  (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

                 (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

                 (iii) immediately after such transaction no Default or Event of Default exists and

                 (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.07.

         (b) No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to subsection 5.01(c),

                  (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under its respective Subsidiary Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under this Indenture,

                 (ii) immediately after giving effect to such transaction, no Default or Event of Default exists, and


                (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and
         (B) would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to Section 4.07;

provided that the foregoing will not apply to the merger of two or more Subsidiary Guarantors with and into each other or with or into the Company.

        (c) In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.14.

                                   ARTICLE 6

                             Defaults and Remedies

         SECTION 6.01. Events of Default. (a) Each of the following constitutes an event of default (an "Event of Default"):

                  (i) default for 30 days in the payment, when due, of interest on, or Liquidated Damages, if any, with respect to the Notes (whether or not prohibited by the subordination provisions of this Indenture);

                 (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of this Indenture) including, without limitation, payments of any required Change of Control Payment or as a result of any Asset Sale Offer;

                (iii) failure by the Company to comply for 30 days after notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes with its other obligations under
         Section 4.13 or 4.14 or its obligations under Section 4.05 or 4.07;

                 (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any other provision in this Indenture or the Notes;

                  (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

                 (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days;

                (vii) except as permitted by this Indenture, any Subsidiary Guarantee by a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, and such Default continues for 10 days and

               (viii) if under any Bankruptcy Law, (A) the Company or any Significant Subsidiary commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or (B) a court of competent jurisdiction enters an order or decree, and such order or decree remains unstated and in effect for 60 days, that is for relief against the Company or any Significant Subsidiary in an involuntary case, appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary, or orders the liquidation of the Company or any Significant Subsidiary.

         (b) Any notice of default delivered to the Company by the Trustee or by Holders of Notes with a copy to the Trustee must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default".

         SECTION 6.02. Acceleration. (a) If an Event of Default (other than an Event of Default under Section 6.01(a)(viii)) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company (and to the Trustee if given by the Holders) all outstanding Notes to be due and payable immediately and, upon such declaration, the principal of and premium (if any), Liquidated Damages (if any) and accrued interest on, all such Notes to the date of payment shall be due and payable immediately; provided, however, that if any Senior Indebtedness is outstanding pursuant to the Senior Credit Facility upon a declaration of acceleration of the Notes, the principal of, premium, (if any), Liquidated Damages (if any) and accrued interest on, the Notes will not be payable until the earlier of (i) the day which is five Business Days after notice of acceleration is given to the Company and the Credit Facility Agent (unless such Event of Default is cured or waived prior to such date) and (ii) the date of acceleration of the Senior Indebtedness under the Senior Credit Facility.

         (b) Notwithstanding anything to the contrary in this Indenture, if an Event of Default arises under Section 6.01(a)(viii), the principal amount of and premium on, if any, and any accrued and unpaid interest on, all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

         (c) The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may rescind any declaration of acceleration of such Notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Defaults and Events of

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Default (other than the nonpayment of principal of, or premium, if any, or interest on, the Notes which shall have become due by such declaration) shall have been cured or waived.

         SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

         SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all Holders waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any Note (which may only be waived with the consent of each Holder affected). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; provided that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         SECTION 6.05. Control by Majority of Holders. Subject to Section 7.01(e), the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by this Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

         SECTION 6.06. Limitations on Suits by Holders. A Holder may pursue a remedy with respect to this Indenture or the Notes only if: (1) the Holder gives to the Trustee written notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period the Holders of a majority in aggregate principal

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


amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. Holders of the Notes may not enforce this Indenture or the Notes, except as provided herein.

         SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, but subject to Article 10, the right of any Holder to receive payment of principal of, and premium, if any, and interest on, a Note, on or after a respective due date expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective date, shall not be impaired or affected without the consent of the Holder.

         SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (a)(ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company (or any Subsidiary Guarantor or other obligor under the Notes) for (i) principal, premium, if any, interest (if any) and Liquidated Damages (if any) remaining unpaid on the Notes, (ii) interest on overdue principal and premium, if any, and, to the extent lawful, interest, and
(iii) such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel ("Trustee Expenses").

         SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee (including any claim for Trustee Expenses and for amounts due under Section 7.07) and the Holders allowed in any Insolvency or Liquidation Proceeding or other judicial proceeding relative to the Company (or any Subsidiary Guarantor or other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute to Holders any money or other property payable or deliverable on any such claims and each Holder authorizes any Custodian in any such Insolvency or Liquidation Proceeding or other judicial proceeding to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders any such Custodian is hereby authorized to make such payments directly to the Holders, and to pay to the Trustee any amount due to it hereunder for Trustee Expenses, and any other amounts due the Trustee or any predecessor Trustee under Section 7.07; provided, however, that the Trustee shall not be authorized to (i) consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder or (ii) vote in respect of the claim of any Holder in any such Insolvency or Liquidation Proceeding. To the extent that the payment of any such Trustee

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

Expenses, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, Notes and other properties which the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

         SECTION 6.10. Priorities. If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

         First: to the Trustee for all Trustee Expenses and for all amounts due under Section 7.07;

         Second: to the holders of Senior Indebtedness to the extent required by Article 10;

         Third: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Liquidated Damages, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Liquidated Damages, if any, respectively; and

         Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

         The Trustee may fix a record date and payment date for any payment to Holders.

         SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

                                   ARTICLE 7

                                    TRUSTEE

         SECTION 7.01. Duties of Trustee. (a) If an Event of Default occurs (and has not been cured) the Trustee shall (i) exercise the rights and powers vested in it by this Indenture, and

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


(ii) use the same degree of care and skill in exercising such rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         (b) Except during the continuance of an Event of Default: (i) the Trustee's duties shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether they conform to this Indenture's requirements.

         (c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that: (i) this Section 7.01(c) does not limit the effect of
Section 7.01(b); (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction it receives pursuant to Section 6.05.

         (d) Every provision of this Indenture that in any way relates to the Trustee shall be subject to paragraphs (a), (b) and (c) of this Section.

         (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers or to perform any duty under this Indenture at the request of any Holders unless such Holders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

         (f) The Trustee shall not be liable for interest on any money received by it except as it may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

         SECTION 7.02. Rights of Trustee. (a) The Trustee may rely on any document it believes to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

         (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or

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


omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under this Indenture in good faith and in reliance on such advice or opinion.

         (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

         (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers.

         (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

         SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. The Trustee shall at all times comply with Section 310(b) of the TIA as in effect from time to time. Each Agent shall have the same rights as the Trustee under this Section 7.03.

         SECTION 7.04. Trustee's Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes; it shall not be accountable for the Company's use of the proceeds from the Notes or for any money paid to the Company or upon the Company's direction under any provisions of this Indenture; it shall not be responsible for the use or application of any money that any Paying Agent other than the Trustee receives, and it shall not be responsible for any statement or recital in this Indenture or any statement in the Notes or any other document executed in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

         SECTION 7.05.  Notice to Holders of Defaults and Events of Default.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to the Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal or interest or Liquidated Damages (if any) on any Note (including any failure to redeem Notes called for redemption or any failure to purchase Notes that are tendered pursuant to an Offer and that are required to be purchased by the terms of this Indenture), the Trustee may withhold the notice if and so long as a committee of

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


its Trust Officers determines in good faith that withholding such notice is in the Holders' interests.

         SECTION 7.06. Reports by Trustee to Holders. Within 60 days after each May 15 beginning with May 15, 1997, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with section 313(a) of the TIA (but if no event described in section 313(a) of the TIA has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with section 313(b)(2) of the TIA. The Trustee shall also transmit by mail all reports as required by section 313(c) of the TIA.

         Commencing at the time this Indenture is qualified under the TIA, a copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange on which the Notes are listed. The Company shall notify the Trustee when the Notes are listed on any stock exchange.

         SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, advances and expenses it incurs or makes in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

         The Company shall indemnify the Trustee for, from and against any and all losses, liabilities or expenses the Trustee Incurs arising out of or in connection with the acceptance or administration of its duties under this Indenture (including any expenses Incurred in connection with the performance of its duties under Section 6.08), except as set forth below. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity; provided, however, that failure by the Trustee to provide the Company with any such notice shall not relieve the Company of any of its obligations under this
Section 7.07. The Company shall defend the claim and the Trustee shall cooperate in the defense of any such claim. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

         The Company's obligations under this Section 7.07 shall survive the satisfaction and discharge of this Indenture. The Company need not reimburse any expense or indemnify against any loss or liability the Trustee Incurs through the Trustee's negligence or bad faith.

         To secure payment of the Company's obligations under this Section 7.07, the Trustee shall have a Lien prior to the Notes on

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


all money or property the Trustee holds or collects, except that held in trust to pay principal of, and premium, if any, interest and Liquidated Damages, if any, on, particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

         When the Trustee Incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(viii) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute administrative expenses under any Bankruptcy Law without any need to demonstrate substantial contribution under Bankruptcy Law.

         SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this
Section 7.08.

         The Trustee may resign and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if: (i) the Trustee fails to comply with Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law; (iii) a Custodian or public officer takes charge of the Trustee or its property or (iv) the Trustee becomes incapable of performing the services of the Trustee hereunder.

         If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee, provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace any successor Trustee appointed by the Company.

         If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

         If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its

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


appointment to Holders. The retiring Trustee shall promptly transfer all property it holds as Trustee to the successor Trustee, subject to its rights under Section 7.07 and provided that all sums owing to the retiring Trustee hereunder have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 shall continue for the retiring Trustee's benefit with respect to expenses and liabilities relating to the retiring Trustee's activities prior to being replaced.

         SECTION 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, subject to Section 7.10, the successor corporation without any further act shall be the successor Trustee.

         SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times (i) be a corporation organized and doing business under the laws of the United States of America, of any state thereof, or the District of Columbia authorized under such laws to exercise corporate trustee power, (ii) be subject to supervision or examination by federal or state authority, (iii) have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition, and (iv) satisfy the requirements of sections 310(a)(1), (2) and (5) and 310(b) of the TIA.

         SECTION 7.11. Preferential Collection of Claims Against Company. The Trustee is subject to section 311(a) of the TIA, excluding any creditor relationship listed in section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to section 311(a) of the TIA to the extent indicated therein.

                                   ARTICLE 8

                             Discharge of Indenture

         SECTION 8.01. Discharge of Liability on Notes; Defeasance. (a) Subject to Sections 8.01(c) and 8.06, this Indenture shall cease to be of any further effect after (i) either the Company has delivered to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.09) for cancellation or all outstanding Notes have become due and payable and the Company has irrevocably deposited with the Trustee or a Paying Agent money and/or Government Securities in an amount sufficient (without reinvestment thereof) to pay when due all principal of, premium, if any, and interest and Liquidated Damages, if any, on, all outstanding Notes (other than Notes replaced pursuant to Section 2.09), and (ii) the Company pays all other sums payable under this Indenture.

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


         (b) Subject to Sections 8.01(c), 8.02, and 8.06, the Company at any time may terminate (i) all its obligations under this Indenture and the Notes ("Legal Defeasance"), or (ii) its obligations under Sections 4.02, 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15 and 4.16 ("Covenant
Defeasance"). The Company may exercise Legal Defeasance notwithstanding its prior exercise of Covenant Defeasance.

         If the Company exercises Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises Covenant Defeasance, payment of the Notes may not be accelerated because of an Event of Default specified in 6.01 (a)(iii), (iv), (v), (vi) or (vii).

         Upon satisfaction of the conditions set forth in Section 8.02 and upon the Company's request (and at the Company's expense), the Trustee shall acknowledge in writing the discharge of those obligations that the Company has terminated. Upon discharge of the Company's obligations as a result of the exercise by the Company of its Covenant Defeasance the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees shall terminate.

         (c) Notwithstanding Sections 8.01(a) and (b), the Company's obligations under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.01,
4.04, 7.07, 7.08, 8.04, 8.05, and 8.06, and the obligations of the Trustee and the Paying Agent under Section 8.04 shall survive until the Notes have been paid in full. Thereafter, the Company's obligations under Sections 7.07 and
8.05 and the obligations of the Company, Trustee and Paying Agent under Section
8.04 shall survive.

         SECTION 8.02. Conditions to Defeasance. The Company may exercise either Legal Defeasance or Covenant Defeasance only if:

                  (i) the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company specifies whether the Notes are being defeased to maturity or to a particular redemption date,

                 (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that,

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

         and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

                (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner at the same times as would have been the case if such Covenant Defeasance had not occurred,

                 (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit,

                  (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

                 (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

                (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and

               (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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


         SECTION 8.03. Application of Trust Money. The Trustee or Paying Agent shall hold in trust money and/or Government Securities deposited with it pursuant to this Article 8. The Trustee or Paying Agent shall apply the deposited money and the money from Government Securities in accordance with this Indenture to the payment of principal of, and premium, if any, interest or Liquidated Damages (if any) on, the Notes. Money deposited with the Trustee or a Paying Agent pursuant to this Article 8 shall not be subject to the provisions of Article 10.

         SECTION 8.04. Repayment to Company. After the Notes have been paid in full, the Trustee and the Paying Agent shall promptly turn over to the Company any excess money or Notes held by them.

         Any money deposited with the Trustee or a Paying Agent pursuant to this Article 8 for the payment of the principal of, premium, if any, interest or Liquidated Damages (if any) on, any Note that remains unclaimed for two years after becoming due and payable shall be paid to the Company on its request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money shall cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (National Edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

         SECTION 8.05. Indemnity for Government Securities. The Company shall pay and shall indemnify the Trustee and any Paying Agent against any tax, fee or other charge imposed on or assessed against cash and/or Government Securities deposited with it pursuant to this Article 8 or the principal and interest received on such cash and/or Government Securities.

         SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this
Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's Obligations under this Indenture and the Notes and the Subsidiary Guarantors' Obligations under the Subsidiary Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article 8; provided, however, that if the Company or any Subsidiary Guarantor has made any payment of principal of, or premium, if any, interest, or Liquidated Damages

(if any) on, any Notes because of the reinstatement of its Obligations under this Indenture and the Notes or the Subsidiary Guarantee, the Company or such Subsidiary Guarantor, as the case may be, shall be subrogated to the Holders' rights to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

                                   ARTICLE 9

                                   AMENDMENTS

         SECTION 9.01. Amendments and Supplements Permitted without Consent of Holders. (a) Notwithstanding Section 9.02, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to: (i) cure any ambiguity, defect or inconsistency; (ii) provide for uncertificated Notes in addition to or in place of Certificated Notes; (iii) provide for the assumption of the obligations to the Holders of the Company or a Subsidiary Guarantor, as the case may be, in the event of a merger or consolidation; (iv) make any change that (1) would provide any additional rights or benefits to Holders or (2) does not adversely affect the legal rights under this Indenture of any Holder; or (v) comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

         (b) Upon the Company's request, after receipt by the Trustee of a resolution of the Board of Directors of the Company authorizing the execution of any amended or supplemental indenture and the documents described in Section 9.06, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture, but the Trustee shall not be obligated to enter into an amended or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

         SECTION 9.02. Amendments and Supplements Requiring Consent of Holders. (a) Except as otherwise provided in Sections 9.01(a) and 9.02(c), this Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

         (b) Upon the Company's request and after receipt by the Trustee of a resolution of the Board of Directors of the Company

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


authorizing the execution of any supplemental indenture, evidence of the Holders' consent, and the documents described in Section 9.06, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but is not obligated to, enter into such amended or supplemental indenture.

         (c) Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):
(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than with respect to Section 4.13 or 4.14),
(iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(vii) waive a redemption payment with respect to any Note (other than a payment required pursuant to Section 4.13 or 4.14) or (viii) make any change in the foregoing amendment and waiver provisions; provided that amendments of the Registration Rights Agreement, including those relating to Liquidated Damages, shall be governed by the Registration Rights Agreement.

         (d) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to each Holder affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

         SECTION 9.03. Compliance with TIA. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended supplemental indenture that complies with the TIA as then in effect.

         SECTION 9.04. Revocation and Effect of Consents. (a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder

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


and every subsequent holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers' Certificate certifying that the Holders of the requisite principal amount of Notes have consented to the amendment, supplement or waiver.

         (b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of Notes entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be holders of Notes after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

         (c) After an amendment or waiver becomes effective, it shall bind every Holder, unless it is of the type described in Section 9.02(c), in which case the amendment or waiver shall only bind each Holder that consented to it and every subsequent holder of a Note that evidences the same debt as the consenting Holder's Note.

         SECTION 9.05. Notation or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

         SECTION 9.06. Trustee Protected. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing such amendment or supplemental indenture, the Trustee shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon, an Officers' Certificate and Opinion of Counsel pursuant to Sections 12.04 and 12.05 as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company and the Subsidiary Guarantors in accordance with its terms. Neither the Company nor any Subsidiary Guarantor may sign an amendment or supplemental indenture until the Board of Directors of the Company approves it.

         SECTION 9.07. Amendments Requiring Consent of Holders of Senior Debt. No amendment or modification to Article 10, this Section 9.07 or Section 12.15 may be made to this Indenture without the consent of holders of at least a majority of the outstanding principal amount of the loans under the Senior Credit Facility (and, to the extent that there are unused commitments under the Senior Credit Facility, such unused commitments) and a majority of the outstanding principal amount of each other class of Designated Senior Indebtedness, in each case to the extent that such holders would be adversely affected by such amendment or modification (Senior Bank Debt and any other Designated Senior Indebtedness shall each be a separate class); provided, however, that if some but not all classes of Designated Senior Indebtedness consent to any such amendment or modification, such amendment or modification shall be effective with respect to each consenting class.

                                   ARTICLE 10

                                 SUBORDINATION

         SECTION 10.01. Agreement to Subordinate. The Company agrees, and each Holder by accepting a Note agrees, any provision of this Indenture or the Notes to the contrary notwithstanding, that all Obligations owed under and in respect of the Notes are subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full in cash of all Obligations owed under and in respect of all Senior Indebtedness of the Company, and that the subordination of the Notes pursuant to this Article 10 is for the benefit of all holders of all Senior Indebtedness of the Company, whether outstanding on the Closing Date or Incurred thereafter.

         SECTION 10.02. Liquidation; Dissolution; Bankruptcy. (a) Upon any distribution of cash, Notes or other property of the Company to creditors upon any Insolvency or Liquidation Proceeding with respect to the Company, the holders of any Senior Indebtedness of the Company will be entitled to receive payment in full, in cash or Cash Equivalents, of all Obligations due in respect of such Senior Indebtedness (including Post-Petition Interest and, in the case of all Designated Senior Indebtedness, all Obligations with respect thereto) before the Holders will be entitled to receive any payment or distribution with respect to the Notes (including payment for the repurchase of Notes upon a Change of Control), and until all Obligations with respect to such Senior Indebtedness of the Company are paid in full, in cash or Cash Equivalents, any payment or distribution to which the Holders would be entitled shall be made to the holders of the Company's Senior Indebtedness on a pro rata basis (except

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


payments made from the trust described in Section 8.02 and except that Holders of the Notes may receive Reorganization Securities.

         Upon any Insolvency or Liquidation Proceeding with respect to the Company, any payment or distribution of assets of the Company of any kind or character, whether in cash, securities or other property, to which the Holders or the Trustee would be entitled except for the provisions of this Indenture shall be paid by the Company, any Custodian or other Person making such payment or distribution, or by the Holders or by the Trustee if received by them, directly to the holders of the Company's Senior Indebtedness (pro rata to such holders on the basis of the amounts of the Obligations due in respect of the Senior Indebtedness held by them) or their Representatives, as their interests may appear, for application to the payment of all Obligations due in respect of such Senior Indebtedness (including Post- Petition Interest and, in the case of all Designated Senior Indebtedness, all Obligations with respect thereto) until all such Obligations have been paid in full in cash, after giving effect to all other payments or distributions to, or provisions made for, holders of the Company's Senior Indebtedness.

         (b) A distribution may consist of cash, securities or other property, by set-off or otherwise. For purposes of this Article 10, the words "cash, securities or other property" shall not include any distribution of securities of the Company or any other corporation provided for in any reorganization proceeding under any Bankruptcy Law if (i) such securities constitute Reorganization Securities, (ii) such distribution was authorized by an order or decree of a court of competent jurisdiction, and (iii) such order gives effect to (and states in such order or decree that effect has been given to) the subordination of such securities to all Senior Indebtedness of the Company not paid in full in connection with such reorganization; provided that
(a) all such Senior Indebtedness is assumed by the reorganized corporation, and
(b) the rights of the holders of any such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization, which consent shall be deemed to have been given if the holders of such Senior Indebtedness (or their Representative), individually or as a class, shall have approved such reorganization.

         (c) Notwithstanding anything to the contrary in Section 10.02, Holders of Notes may continue to receive payments from the trust established pursuant to Section 8.02.

         SECTION 10.03. Default on Senior Debt. The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities as described in Section 10.02(b) or from the trust established pursuant to Section 8.02) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated

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


Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or any Representative of any Designated Senior Indebtedness. Payments on the Notes may and will be resumed and all past due amounts on the Notes shall be paid (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, upon the earlier of (1) the date on which such nonpayment default is cured or waived or
(2) 179 days after the date on which the applicable Payment Blockage Notice is received, in each case, unless the maturity of any Designated Senior Indebtedness has been accelerated and the Company has defaulted with respect to
the payment of such Designated Senior Indebtedness.   No new period of payment
blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date any Payment Blockage Notice was given shall be, or be made, the basis for a subsequent Payment Blockage Notice.

         SECTION 10.04. Acceleration of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify the Credit Facility Agent and each holder of the Company's Senior Indebtedness of the acceleration.

         SECTION 10.05. When Distributions Must Be Paid Over. If the Company shall make any payment to the Trustee on account of the principal of, or premium, if any, or interest or Liquidated Damages, if any, on, the Notes, or any other Obligation in respect of the Notes, or the Holders shall receive from any source any payment on account of the principal of, or premium, if any, or interest on, the Notes or any Obligation in respect of the Notes, at a time when such payment is prohibited by this Article 10, the Trustee or such Holders shall hold such payment in trust for the benefit of, and shall pay over and deliver to, the holders of the Company's Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of such Senior Indebtedness held by them) or their Representative, as their respective interests may appear, for application to the payment of all outstanding Senior Indebtedness of the Company until all such Senior Indebtedness has been paid in full in cash, after giving effect to all other payments or distributions to, or provisions made for, the holders of the Company's Senior Indebtedness.

         With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform only such obligations on its part as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to any holders of the Company's Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of the Company's Senior Indebtedness, and shall not be liable to any holders of such

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


Senior Indebtedness if the Trustee shall pay over or distribute to, or on behalf of, Holders or the Company or any other Person, money or assets to which any holders of such Senior Indebtedness are entitled pursuant to this Article 10, except if such payment is made at a time when a Trust Officer has knowledge that the terms of this Article 10 prohibit such payment.

         SECTION 10.06. Notice. Neither the Trustee nor the Paying Agent shall at any time be charged with the knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee or Paying Agent under this Article 10, unless and until the Trustee or Paying Agent shall have received written notice thereof from the Company or one or more holders of the Company's Senior Indebtedness or a Representative of any holders of such Senior Indebtedness; and, prior to the receipt of any such written notice, the Trustee or Paying Agent shall be entitled to assume conclusively that no such facts exist. The Trustee shall be entitled to rely on the delivery to it of written notice by a Person representing itself to be a holder of the Company's Senior Indebtedness (or a Representative thereof) to establish that such notice has been given.

         The Company shall promptly notify the Trustee and the Paying Agent in writing of any facts it knows that would cause a payment of principal of, or premium, if any, or interest on, the Notes or any other Obligation in respect of the Notes to violate this Article 10, but failure to give such notice shall not affect the subordination of the Notes to the Senior Indebtedness of the Company provided in this Article 10 or the rights of holders of such Senior Indebtedness under this Article 10.

         SECTION 10.07. Subrogation. After all Senior Indebtedness of the Company has been paid in full in cash and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari- passu with the Notes) to the rights of holders of such Senior
Indebtedness to receive distributions applicable to such Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of such Senior Indebtedness. A distribution made under this Article 10 to holders of the Company's Senior Indebtedness that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on its Senior Indebtedness.

         SECTION 10.08. Relative Rights. This Article 10 defines the relative rights of Holders and holders of the Company's Senior Indebtedness. Nothing in this Indenture shall: (1) impair, as between the Company and Holders, the Company's Obligations, which are absolute and unconditional, to pay principal of, and premium, if any, and interest and Liquidated Damages (if any) on, the Notes in accordance with their terms; (2) affect the relative rights of Holders and the Company's creditors other than their rights in relation to holders of the Company's Senior Indebtedness; or (3) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of the Company's Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

         Nothing contained in this Article 10 or elsewhere in this Indenture or in any Note is intended to or shall impair, as between the Company and the Holders, the Obligations of the Company, which are absolute and unconditional, to pay to the Holders the principal of, and premium, if any, and interest and Liquidated Damages (if any) on, the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Company's Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon Default under this Indenture, subject to the rights, if any, under this Article 10 of the holders of such Senior Indebtedness.

         The failure to make a payment on account of principal of, or interest on the Notes by reason of any provision of this Article 10 shall not be construed as preventing the occurrence of an Event of Default under Section 6.01.

         SECTION 10.09.  The Company and Holders May Not Impair Subordination.
(a) No right of any holder of the Company's Senior Indebtedness to enforce the subordination as provided in this Article 10 shall at any time or in any way be prejudiced or impaired by any act or failure to act by the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture or the Notes or any other agreement regardless of any knowledge thereof with which any such holder may have or be otherwise charged.

         (b) Without in any way limiting Section 10.09(a), the holders of any Senior Indebtedness of the Company may, at any time and from time to time to the extent not otherwise prohibited by this Indenture, without the consent of or notice to any Holders, without incurring any liabilities to any Holder and without impairing or releasing the subordination and other benefits provided in this Indenture or the Holders' obligations to the holders of such Senior Indebtedness, even if any Holder's right of reimbursement or subrogation or other right or remedy is affected, impaired or extinguished thereby, do any one or more of the following: (i) amend, renew, exchange, extend, modify, increase or supplement in any manner such Senior Indebtedness or any instrument evidencing or guaranteeing or securing such Senior Indebtedness or any agreement under which such Senior Indebtedness is outstanding (including, but not limited to, changing the manner, place or terms of payment or changing or extending the time of payment of, or renewing, exchanging, amending, increasing or altering, (1) the terms of such Senior Indebtedness, (2) any security for, or any Guarantee of, such

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Senior Indebtedness, (3) any liability of any obligor on such Senior
Indebtedness (including any guarantor) or any liability Incurred in respect of such Senior Indebtedness) (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any property pledged, mortgaged or otherwise securing such Senior Indebtedness or any liability of any obligor thereon, to such holder, or any liability Incurred in respect thereof; (iii) settle or compromise any such Senior Indebtedness or any other liability of any obligor of such Senior Indebtedness to such holder or any security therefor or any liability Incurred in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, payment of any of the Company's Senior Indebtedness) in any manner or order; and (iv) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing such Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against any obligor or any guarantor or any other Person, elect any remedy and otherwise deal freely with any obligor and any security for such Senior Indebtedness or any liability of any obligor to the holders of such Senior Indebtedness or any liability Incurred in respect of such Senior Indebtedness.

         (c) Each Holder by accepting a Note agrees not to compromise, release, forgive or otherwise discharge the Company's Obligations with respect to such Holder's Note unless holders of a majority of the outstanding amount of each class of Senior Indebtedness (as described in Section 9.07) consent to such compromise, release, forgiveness or discharge.

         SECTION 10.10. Distribution or Notice to Representative. Whenever a distribution is to be made, or a notice given, to holders of Senior Indebtedness of the Company, the distribution may be made and the notice given to their Representative, if any. If any payment or distribution of the Company's assets is required to be made to holders of any of the Company's Senior Indebtedness pursuant to this Article 10, the Trustee and the Holders shall be entitled to rely upon any order or decree of any court of competent jurisdiction, or upon any certificate of a Representative of such Senior Indebtedness or a Custodian, in ascertaining the holders of such Senior Indebtedness entitled to participate in any such payment or distribution, the amount to be paid or distributed to holders of such Senior Indebtedness and all other facts pertinent to such payment or distribution or to this Article 10.

         SECTION 10.11. Rights of Trustee and Paying Agent. The Trustee or Paying Agent may continue to make payments on the Notes unless prior to any payment date it has received written notice of facts that would cause a payment of principal of, or premium, if any, or interest on, the Notes to violate this
Article 10.  Only the Company, a Representative of Senior

Indebtedness, or a holder of Senior Indebtedness that has no Representative may give such notice.

         To the extent permitted by the TIA, the Trustee in its individual or any other capacity may hold Indebtedness of the Company (including Senior Indebtedness) with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

         SECTION 10.12. Authorization to Effect Subordination. Each Holder of a Note by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee as such Holder's attorney-in-fact for any and all such purposes (including, without limitation, the timely filing of a claim for the unpaid balance of the Note that such Holder holds in the form required in any Insolvency or Liquidation Proceeding and causing such claim to be approved).

         If a proper claim or proof of debt in the form required in such proceeding is not filed by or on behalf of all Holders prior to 30 days before the expiration of the time to file such claims or proofs, then the holders or a Representative of any Senior Indebtedness of the Company are hereby authorized, and shall have the right (without any duty), to file an appropriate claim for and on behalf of the Holders.

         SECTION 10.13. Payment. A payment on account of or with respect to any Note shall include, without limitation, any Liquidated Damages or, in the case of any payment after November 1, 1997, principal, premium or interest with respect to or in connection with any optional redemption or purchase provisions, any direct or indirect payment payable by reason of any other Indebtedness or Obligation being subordinated to the Notes, and any direct or indirect payment or recovery on any claim as a Holder relating to or arising out of this Indenture or any Note, or the issuance of any Note, or the transactions contemplated by this Indenture or referred to herein.

                                   ARTICLE 11

                              SUBSIDIARY GUARANTEE

         SECTION 11.01. Subsidiary Guarantee. (a) Each Subsidiary Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee that: (i) the principal of, premium, if any, Liquidated Damages, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest and Liquidated Damages, if any, and premium (if any) on the Notes, if any, to the extent lawful, and all other Obligations of the

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Company to the Holders or the Trustee under this Indenture and the Notes will be promptly paid in full, all in accordance with the terms of this Indenture and the Notes; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the Notes will be promptly paid in full when due in accordance with the terms of such extension or renewal, whether at stated maturity, by acceleration or otherwise.

         Each Subsidiary Guarantor hereby further agrees that its Obligations under this Indenture and the Notes shall, subject to Section 11.05, be unconditional, regardless of the validity, legality or enforceability of this Indenture or the Notes, the absence of any action to enforce this Indenture or the Notes, any waiver or consent by any Holder with respect to any provisions this Indenture or the Notes, any modification or amendment of, or supplement of, this Indenture or the Notes, the recovery of any judgment against the Company or any action to enforce any such judgment, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of such Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance by the Company of such Obligations. If any Holder or the Trustee is required by any court or otherwise to return to the Company, such Subsidiary Guarantor or a Custodian of the Company or such Subsidiary Guarantor any amount paid by the Company or such Subsidiary Guarantor to the Trustee or such Holder, its Subsidiary Guarantee shall, to the extent previously discharged as a result of any such payment, be immediately reinstated and be in full force and effect. Each Subsidiary Guarantor hereby acknowledges and agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Company's Obligations under this Indenture and the Notes may be accelerated as provided in Article 6 for purposes of its Subsidiary Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration, and (y) in the event of any declaration of acceleration of the Company's Obligations under this Indenture and the Notes as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purpose of its Subsidiary Guarantee.

         (b) Upon making any payment with respect to the Company hereunder, a Subsidiary Guarantor shall be subrogated to the rights of the payee against the Company with respect to such payment; provided that no Subsidiary Guarantor shall enforce any payment by way of subrogation or contribution until all Obligations of the Company under this Indenture have been paid in full.

         SECTION 11.02. Trustee to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company, the term "Trustee" as used in this Article 11 shall (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 11 in place of the Trustee.

         SECTION 11.03. Subordination of Subsidiary Guarantee. Each Subsidiary Guarantor's Obligations under its Subsidiary Guarantee shall be junior and subordinated in right of payment to any Guarantor Senior Indebtedness in the same manner and to the same extent as the Notes are subordinated to Senior Indebtedness of the Company pursuant to Article 10. Any Payment Blockage Notice given to the Trustee in respect of the Company's Designated Senior Indebtedness pursuant to Section 10.03 shall be deemed to be a Payment Blockage Notice given to the Trustee in respect of such Subsidiary Guarantor's Guarantor Senior Indebtedness and any Payment Blockage Notice given to the Trustee in respect of such Subsidiary Guarantor's Guarantor Senior Indebtedness pursuant to this Section 11.03 shall be deemed to be a Payment Blockage Notice given to the Trustee in respect of the Company's Designated Senior Indebtedness.

         In the event of a conflict between the provisions of Section 10.03 and the provisions of Section 10.03 as read to apply to such Subsidiary Guarantor's Subsidiary Guarantee pursuant to this Section 11.03, the provisions of Section
10.03 shall apply and govern this Indenture.

         SECTION 11.04.  Senior Subordinated Debt of Subsidiary Guarantor.
Each Subsidiary Guarantor hereby agrees that it will not Incur, Guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to any Guarantor Senior Indebtedness and senior in any respect in right of payment to its Subsidiary Guarantee.

         SECTION 11.05. Limits of Subsidiary Guarantee. (a) Notwithstanding anything to the contrary in this Article 11, the aggregate amount of the Obligations guaranteed under this Indenture by each Subsidiary Guarantor shall be limited in amount to the lesser of (a) maximum amount that would not render such Subsidiary Guarantor's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of any applicable state law and (b) the maximum amount that would not render the Subsidiary Guarantee an improper corporate distribution by such Subsidiary Guarantor under applicable state law. In addition, the Subsidiary Guarantee will cease to be effective if and to the extent that prior to the date it is probable to be called upon, a Subsidiary Guarantor would be required to reflect the amount of such Subsidiary Guarantee on the face of its balance sheet under GAAP and to do so would prevent such Subsidiary Guarantor from distributing to the Company amounts sufficient to pay principal or interest or Liquidated Damages (if any) on the Notes when due.

         (b) With respect to the relative rights of the Holders and the holders of Senior Indebtedness of the Company and any Guarantee of Senior Indebtedness of the Company, each Subsidiary Guarantor agrees, and each Holder by accepting a Note agrees, that any Designated Senior Indebtedness and any Guarantee of any Designated Senior Indebtedness shall be deemed to have been Incurred prior to the Incurrence by such Subsidiary Guarantor of its Obligations under the Subsidiary Guarantee.

                                   ARTICLE 12

                                 MISCELLANEOUS

         SECTION 12.01. Trustee Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by operation of Section 318(c) of the TIA, the imposed duties shall control.

         SECTION 12.02. Notices. Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person, mailed by registered or certified mail, postage prepaid, return receipt requested or delivered by telecopier or overnight air courier guaranteeing next day delivery to the other's address:

If to the Company or the Subsidiary Guarantors:

                                                    CSK Auto, Inc.
                                                    645 E. Missouri Avenue
                                                    Suite 400
                                                    Phoenix, AZ 85012
                                                    Telecopier: (602) 234-1713
                                                    Attention: President

                 With copies to:                    Gibson Dunn & Crutcher, LLP
                                                    200 Park Avenue
                                                    New York, NY 10166-0193
                                                    Telecopier:  (212) 351-4035
                                                    Attention: Charles K.
                                                    Marquis


                                                    and



                                                    Investcorp International Inc
                                                    280 Park Avenue
                                                    37 West Floor
                                                    New York, NY 10017
                                                    Telecopier: (212) 983-7073
                                                    Attention:  Jon T. Hedley

                 If to the Trustee:                 Wells Fargo Bank, N.A.
                                                    100 West Washington Street
                                                    Phoenix, AZ 85003
                                                    Telecopier: (602) 440-1389
                                                    Attention:  Corporate Trust
                                                                   Department
                                                                   MAC #4101-082

         The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

         All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) the date receipt is acknowledged, if mailed by registered or certified mail; (iii) when answered back, if telecopied and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         Any notice or communication to a Holder shall be mailed by first-class mail to his or her address shown on the register maintained by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

         SECTION 12.03. Communication by Holders with Other Holders. Holders may communicate pursuant to section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of section 312(c) of the TIA.

         SECTION 12.04. Certificate and Opinion As to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee: (a) an Officers' Certificate (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and (b) an Opinion of Counsel (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent provided for in this Indenture relating to the proposed action have been complied with.


         SECTION 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to section 314(a)(4) of the TIA) shall include:
(1) a statement that the Person making such certificate or opinion has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with, and (4) a statement as to whether, in such Person's opinion, such condition or covenant has been complied with.

         SECTION 12.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

         SECTION 12.07.  Legal Holidays.   If a payment date is a Legal Holiday
at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

         SECTION 12.08. No Recourse Against Others. No director, officer, employee, incorporator or direct or indirect stockholder or Affiliate of the Company or any Subsidiary Guarantor (other than the Company and any Subsidiary Guarantor), as such, shall have any liability for any obligation of the Company under this Indenture, the Subsidiary Guarantees or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the consideration for the Issuance of the Notes.

         SECTION 12.09. Counterparts. This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 12.10. Initial Appointments, Compliance Certificates. The Company initially appoints the Trustee as Paying Agent, Registrar (subject to Sections 2.03 and 2.06) and authenticating agent. The first compliance certificate to be delivered by the Company to the Trustee pursuant to Section
4.03 shall be for the fiscal year ending on February 2, 1997.

         SECTION 12.11. Governing Law. The internal laws of the State of New York shall govern this Indenture and the Notes, without regard to the conflict of laws provisions thereof.

         SECTION 12.12. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries, and no other indenture, loan or debt agreement may be used to interpret this Indenture.

         SECTION 12.13. Successors. All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes shall bind any successors of the Company and such Subsidiary Guarantors, respectively. All agreements of the Trustee in this Indenture shall bind its successor.

         SECTION 12.14. Severability. If any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 12.15. Third Party Beneficiaries. Holders of Senior Indebtedness of the Company and of Guarantor Senior Indebtedness are third party beneficiaries of this Indenture, and any of them (or their Representative) shall have the right to enforce the provisions of this Indenture that benefit such holders.

         SECTION 12.16. Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture, and shall in no way modify or restrict any of the terms or provisions of this Indenture.

         IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date and year first written above.

                                 CSK AUTO, INC.


                                        By:    ----------------------------
                                               Name:
                                               Title:



Attest: ----------------------

                            KRAGEN AUTO SUPPLY CO.





                            By:
                                  ------------------------

                                  Name:

                                  Title:

Attest:
       ------------------------

                            SCHUCK'S DISTRIBUTION CO.





                            By:
                                  ------------------------

                                  Name:

                                  Title:

Attest:
        ------------------------

                            WELLS FARGO BANK, N.A.,

                                as Trustee





                            By:
                                  ------------------------

                                  Name:

                                  Title:





                            By:
                                 ------------------------

                                 Name:

                                 Title:

Attest:
       ------------------------

                                                                       EXHIBIT A

                              FORM OF FACE OF NOTE

                                 CSK AUTO, INC.

                     11% SENIOR SUBORDINATED NOTES DUE 2006

No.                                                                $
   ----------                                                        ----------
[CUSIP] [CINS] NO.

         CSK Auto, Inc., a corporation duly organized and existing under the laws of the State of Arizona (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________, or registered assigns, the principal sum of ___________________ Dollars on November 1, 2006 and to pay interest thereon until maturity from the date of original issuance hereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 1997, at the rate of 11% per annum.

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and as more fully specified in the Indenture, which further provisions shall for all purposes have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                 CSK AUTO, INC.





                                                   By:
                                                      -------------------------
                                                         Name:
                                                         Title:

Attest:
       -------------------

                            FORM OF REVERSE OF NOTE

         1. INTEREST. CSK Auto, Inc. (the "Company") promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Cash interest will accrue at 11% per annum until maturity and will be payable semi-annually in arrears in cash on May 1 and November 1 of each year commencing May 1, 1997, or if any such day is not a Business Day on the next succeeding Business Day (each an "Interest Payment Date"). Interest on this Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the original date of issue. To the extent lawful, the Company shall pay interest on overdue principal. premium, if any, interest and Liquidated Damages, if any, from time to time on demand at the rate of 11% per annum, compounded semi-annually. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         [In the event that a Registration Default occurs under the Registration Rights Agreement, then Liquidated Damages (as defined therein) (in addition to the interest otherwise due hereon) will accrue with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages, if any, will be paid by the Company or the Subsidiary Guarantors, in arrears, on each Interest Payment Date, commencing November 1, 1997. Upon the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.]1

         [There shall also be payable in respect of this Note all Liquidated Damages that may have accrued on the Note for which this Note was exchanged (as defined in such Note) pursuant to the Exchange Offer or otherwise pursuant to a Registration of such Note, such Liquidated Damages to be payable in accordance with the terms of such Note.]2

         2. METHOD OF PAYMENT. The Company will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the record date for the next Interest





--------------------------------

  1 To be included in Notes but not New Notes.
  2 To be included in New Notes.

Payment Date, which record date shall be April 15 and October 15 of each year (each a "Record Date") even if such Note is cancelled after such Record Date and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent, as defined below, to collect principal payments on such Notes. Principal of, premium, if any, interest and Liquidated Damages, if any, on, the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to the Global Note and Certificated Notes the Holders of whom, in the case of Certificated Notes, have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose.

         3. PAYING AGENT AND REGISTRAR. (a) Wells Fargo Bank, N.A. (the "Trustee") will initially act as the Paying Agent and Registrar. The Company may appoint additional paying agents or co-registrars, and change the Paying Agent, any additional paying agent, the Registrar or any co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

                 (b) Pursuant to the Indenture, the Company has appointed the Trustee as transfer and exchange agent for the purpose of any transfer or exchange of the Notes.

                 (c) Holders shall present Notes to the Trustee, as transfer and exchange agent.

         4. INDENTURE. The Company has issued the Notes under an Indenture, dated as of October 30, 1996 (the "Indenture"), among the Company, as issuer of the Notes, Kragen Auto Supply Co. and Schuck's Distribution Co., as guarantors of the Notes, and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the original issuance of the Notes (the "Trust Indenture Act"). The Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms (all capitalized terms not defined herein shall have the meanings assigned to them in the Indenture). The Notes are unsecured general obligations of the Company limited to $125,000,000 in aggregate principal amount.

          5.      REDEMPTION PROVISIONS.

                 (a) The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

                 (b) Except as set forth below in this Section 5, the Notes may not be redeemed at the option of the Company prior to November 1, 2001. On November 1, 2001 and thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

                 [S]                             [C]
                 YEAR                            PERCENTAGE

                 2001                            105.500

                 2002                            103.667

                 2003                            101.833

                 2004 and thereafter             100.000%

                 (c) In addition to the Company's right to redeem the Notes as set forth in Section 5(b), at any time prior to November 1, 1999, the Company may (but will not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net proceeds of an Equity Offering; provided that at least 65% of the original aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further that such redemption will occur within 60 days of the date of the closing of such Equity Offering.

         6.      MANDATORY OFFERS.

                 (a) Within 30 days after any Change of Control Trigger Date or Asset Sale Trigger Date, the Company shall mail a notice to each Holder stating certain details as set forth in Section 3.08 of the Indenture in connection with the Offer that the Company is obligated under the Indenture to make to Holders in such circumstances.

                 (b) Holders may tender all or, subject to Section 8 below, any portion of their Notes by completing the attachment hereto entitled "OPTION OF HOLDER TO ELECT PURCHASE" in an Offer.

                 (c) Upon a Change of Control, any Holder of Notes will have the right to cause the Company to purchase the Notes of such Holder, in whole or in part in integral multiples of aggregate principal amount of $1,000, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to any Change of Control Purchase Date, as provided in, and subject to the terms of the Indenture.

                 (d) Upon there being at least $5,000,000 in Excess Proceeds relating to one or more Asset Sales, any Holder of Notes will have the right to cause the Company to purchase the Notes of such Holder, in whole or in part in integral multiples of aggregate principal amount of $1,000, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to any Asset Sale Purchase Date, as provided in, and subject to the terms of the Indenture.

                 (e) Promptly after consummation of an Offer, (i) the Paying Agent shall mail to each Holder of Notes or portions thereof accepted for payment an amount equal to Change of Control Payment or Asset Sale Payment, as the case may be, (ii) with respect to any tendered Note not accepted for payment in whole or in part, the Trustee shall return such Note to the Holder thereof, and (iii) with respect to any Note accepted for payment in part, the Company shall issue and the Trustee shall authenticate and mail to each such Holder a new Note equal in principal amount to the unpurchased portion of the tendered Note.

                 (f) The Company will (i) announce the results of the Offer to Holders on or as soon as practicable after the Purchase Date, and (ii) comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations to the extent applicable to any Offer.

         7. NOTES TO BE REDEEMED OR PURCHASED. The Notes may be redeemed or purchased in part, but only in multiples of $1,000 principal amount unless all Notes held by a Holder are to be redeemed or purchased. On or after any date on which Notes are redeemed or purchased, interest ceases to accrete or accrue, as the case may be, on the Notes or portions thereof called for redemption or accepted for purchase on such date.

         8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 principal amount and multiples thereof; provided that, except as otherwise permitted under the Indenture, Notes will be issued to Institutional Accredited Investors only in denominations of $250,000 of principal amount and any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. Holders seeking to transfer or exchange their Notes may be required, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered pursuant to an Offer. None of the Company, the Trustee or the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company pursuant to the terms of the Indenture and ending at the close of business on the day the notice of redemption is sent to Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, or (iii) during an Offer if such Note is tendered pursuant to such Offer and not withdrawn.

         9. PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as the owner of the Note for all purposes.

         10.     AMENDMENTS AND WAIVERS.

                 (a) Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

                 (b) Notwithstanding section 10(a) above, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes, without the consent of any Holder, to: cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the obligations to the Holders of the Company, or the Subsidiary Guarantors, as the case may be, in the event of any merger or reorganization involving the Company, or a Subsidiary Guarantor, as the case may be, that is permitted under Article 5 of the Indenture; make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights under the Indenture of any Holder; comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

                 (c) Certain provisions of the Indenture cannot be amended, supplemented or waived without the consent of each Holder of Notes affected. Additionally, certain provisions of the Indenture cannot be amended or modified without the consent of at least a majority of the outstanding principal amount of each class of Senior Indebtedness of the Company then outstanding.

         11. DEFAULTS AND REMEDIES. Events of Default include: default for 30 days in the payment, when due, of interest on, or Liquidated Damages, if any, with respect to the Notes; default in the payment when due of principal or premium, if any, on the Notes, including, without limitation, any required Change of Control Payment or Asset Sale Payment; failure by the Company for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with certain provisions of the Indenture or the Notes; failure by the Company for 60 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with any other provisions of the Indenture or the Notes; certain defaults under and acceleration prior to maturity or failure to pay at maturity, of certain other indebtedness; failure of the Company and certain Subsidiaries to pay certain final judgments that remain undischarged; a Subsidiary Guarantor or any person acting on behalf of such Subsidiary Guarantor (including a trustee in bankruptcy) shall deny or disaffirm its Obligations under its Subsidiary Guarantee, which shall continue for at least 10 days; and certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary.

         If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all outstanding Notes to be due and payable immediately in an amount equal to the principal amount of and premium on, if any, such Notes, plus any accrued and unpaid interest provided, however, that if any Senior Indebtedness is outstanding pursuant to the Senior Credit Facility upon a declaration of acceleration of the Notes, the principal, premium, if any, and accrued interest, as the case may be, on the Notes will not be payable until the earlier of (1) the day which is five Business Days after notice of acceleration is given to the Company and the Credit Facility Agent, unless such Event of Default is cured or waived prior to such date, and (2) the date of acceleration of any Senior Indebtedness under the Senior Credit Facility; provided further, however, that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, principal amount of, and premium, if any, on and any accrued and unpaid interest on, as the case may be, the Notes becomes due and payable immediately without further action or notice.

         Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by the Indenture, provided that the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a payment Default) if it determines that withholding such notice is in their interests. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or interest on, the Notes.

         12. SUBSIDIARY GUARANTEE. Payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, and overdue premium, if any, to the extent lawful) on the Notes and all other Obligations of the Company to the Holders or the Trustee under the Indenture and the Notes is unconditionally guaranteed by the Subsidiary Guarantors pursuant to and subject to the terms of Article 11 of the Indenture (the "Subsidiary Guarantee"), provided that notwithstanding anything to the contrary herein or in Article 11 of the Indenture, the aggregate amount of the Obligations guaranteed under the Indenture by any Subsidiary Guarantor shall be limited in amount to the lesser of (a) the maximum amount that would not render such Subsidiary Guarantor obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of any applicable state law and (b) the maximum amount that would not render the Subsidiary Guarantee an improper corporate distribution by such Subsidiary Guarantor under applicable state law. In addition, the Subsidiary Guarantee will cease to be effective if and to the extent that prior to the date it is probable to be called upon, the Subsidiary Guarantor would be required to reflect the amount of such Subsidiary Guarantee on the face of its balance sheet under GAAP and to do so would prevent such Subsidiary Guarantor from distributing to the Company amounts sufficient to pay principal or interest on the Notes when due.

         13. ADDITIONAL SUBSIDIARY GUARANTEES. Within 10 days after acquiring or creating any Domestic Subsidiary, the Company will cause each such Subsidiary to duly authorize, execute and deliver to the Trustee a counterpart of the Indenture as a Subsidiary Guarantor. The Company will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary that is not a Subsidiary Guarantor unless either (i) such Investment is permitted by Section 4.05 of the Indenture, or (ii) such Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provisions of the Indenture.

         14.     SUBORDINATION.

                 (a) All Obligations owed under and in respect of the Notes are subordinated in right of payment, to the extent and in the manner provided in
Article 10 of the Indenture, to the prior payment in full in cash of all Obligations owed under and in respect of all Senior Indebtedness of the Company, and the subordination of the Notes is for the benefit of all holders of all Senior Indebtedness of the Company, whether outstanding on the Closing Date or Incurred thereafter. The Company agrees, and each Holder by accepting a Note agrees, to the subordination.

                 (b) Each Subsidiary Guarantor's Obligations under its Subsidiary Guarantee shall be junior and subordinated in right of payment to any Guarantor Senior Indebtedness in the manner set forth in more detail in
Section 11.03 of the Indenture.

         15. TRUSTEE DEALINGS WITH COMPANY. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee.

         16. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or direct or indirect stockholder of the Company or any Subsidiary Guarantor (other than the Company and any Subsidiary Guarantor), as such, shall have any liability for any obligation of the Company or such Subsidiary Guarantor under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder by accepting a Note waives and releases such Persons from all such liability, and such waiver and release is part of the consideration for the issuance of the Notes.

         17. MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction no Default or Event of Default exists and
(iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four- quarter period, meet the minimum requirements under the Fixed Charge Coverage Ratio test set forth in the Indenture.

         18. GOVERNING LAW. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws provisions thereof.

         19. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         20. CUSIP/CINS NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP and CINS numbers, as applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and CINS numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed on the Notes.

         The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to: CSK Auto, Inc., 645 E. Missouri Avenue, Phoenix, AZ 85012, Attention: Secretary.

                SCHEDULE OF EXCHANGES OF CERTIFICATED NOTES3

The following exchanges of a part of this Global Note for Certificated notes have been made:


                                                      PRINCIPAL AMOUNT OF
                                                      THIS GLOBAL NOTE
          AMOUNT OF DECREASE    AMOUNT OF INCREASE    FOLLOWING SUCH       SIGNATURE OF AUTHORIZED
DATE OF   IN PRINCIPAL AMOUNT   IN PRINCIPAL AMOUNT   DECREASE (OR         OFFICER OF TRUSTEE OR
EXCHANGE  OF THIS GLOBAL NOTE   OF THIS GLOBAL NOTE   INCREASE)            NOTES CUSTODIAN



---------------
  3 This schedule should only be added if the Note is issued in global form.

                          [FORM OF TRANSFER NOTICE]

         FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.:
                                   --------------------------------

Please print or typewrite name and address including zip code of assignee:

----------------------------------------------------------------

----------------------------------------------------------------

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ------------------------- attorney to transfer said note on the books of the Company with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL NOTES OTHER THAN EXCHANGE NOTES, RESTRICTED GLOBAL NOTES AND OFFSHORE CERTIFICATED NOTES:]

         In connection with any transfer of this note occuring prior to the date which is the earlier of (i) the date of an effective registration or (ii) three years after the later of the original issuance of this Note or the last date on which this note was held by the Company or an affiliate of the Company, the undersigned confirms, without utilizing any general solicitation or general advertising, that:

                                  [CHECK ONE]

---      (a)     This note is being transferred in compliance
                 with the exemption from registration under the securities act of 1933, as amended, provided by rule 144a thereunder.

                                  or

---      (b)     This note is being transferred other than in
                 accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this note and the indenture.

         If neither of the foregoing boxes is checked, the registrar shall not be obligated to register this note in the name of any person other than the holder hereof unless and until the conditions to any such transfer or registration set forth herein and in section 2.08 of the indenture shall have been satisfied.

Date:               Signature:
      ---------                ------------------

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (A), ABOVE, IS CHECKED:

         The undersigned represents and warrants that it is purchasing this note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of rule 144a under the securities act of 1933, as amended, and is aware that the sale to it is being made in reliance on rule 144a and acknowledges that it has received such information regarding the company as the undersigned has requested pursuant to rule 144a or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by rule 144a.

Dated:                   Signature:
       ---------------              ---------------

NOTICE:  To be executed by an executive officer of the transferee

Signature Guarantee:
                    --------------------------------------------

(Signature must be guaranteed by a financial institution that is a member of the securities transfer agent medallion program ("stamp"), in accordance with the securities exchange act of 1934, as amended.)

                      OPTION OF HOLDER TO ELECT PURCHASE


         If you elect to have this Note purchased by the company pursuant to
Section 4.13 of the Indenture, check the box:
                                              -----

         If you elect to have this Note purchased by the company pursuant to
Section 4.14 of the Indenture, check the box:
                                              -----

         If you elect to have only part of the principal amount of this Note purchased by the Company pursuant to Section 4.13 or 4.14 of the Indenture, state the portion of such amount (multiples of $1,000 principal amount only):

                         $
                          -------------------------.

Dated:                                          Your signature:
      -----------------------





                                                -------------------------------
                                                (Sign exactly as name appears
                                                on the other side of this Note)


Signature Guarantee:
                    --------------------------------------------


(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion program ("STAMP"), in accordance with the Securities Exchange Act of 1934, as amended.)

                FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION

Dated:
       -----------------------

         This is one of the Notes referred to in the within-mentioned
Indenture.

                                                     Wells Fargo Bank, National
                                                        Association, as Trustee





                                                     By:
                                                        ------------------------
                                                        Authorized Signatory

               FORM OF ALTERNATIVE CERTIFICATE OF AUTHENTICATION

         This is one of the Notes referred to in the within-mentioned
Indenture.

                           Wells Fargo Bank, National
                            Association, as Trustee





                          By:   -----------------------------------
                                As Authenticating Agent





                          By:   ------------------------------------
                                Authorized Signatory

                                                                       EXHIBIT B

                          Form of Certificate to Be

                                               Delivered in Connection with

                                       Transfers to Non-QIB Accredited Investors

                                                   ----------------------, ----

[Trustee]
[Address]
Attention:

                 Re:      CSK Auto, Inc. (the "Company")

                 11% Senior Subordinated Notes due 2006 (the "Notes")
                 ----------------------------------------------------

Dear Sirs:

         In connection with our proposed purchase of $
                                                      -------
aggregate principal amount of the Notes, we confirm that:

         1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of October 30, 1996, relating to the Notes (the "Indenture") and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the "Securities Act").

         2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any Notes within three years after the original issuance of the Notes, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a "qualified institutional buyer" (as defined therein), (C) to an institutional "accredited investor" (as defined below) that, prior to such transfer, furnishes to you a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Issuer or the Trustee) and, if such transfer is in respect of an aggregate principal amount of Notes of less than $250,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

         3. We understand that, on any proposed resale of any Notes, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonable require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

         4. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

         5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

         You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

                               Very truly yours,



                              [Name of Transferee]





                              By:  ---------------------------------
                                   Authorized Signatory

                                                                       EXHIBIT C

                      Form of Certificate to be Delivered

                          in Connection with Transfers

                            Pursuant to Regulation S

                         ----------------------, ----

[Trustee]
[Address]
Attention:   Corporate Trust Department

                 Re:      CSK Auto, Inc. (the "Company")

                 11% Senior Subordinated Notes due 2006 (the "Notes")

Dear Sirs:

         In connection with our proposed sale of U.S.$-------- aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended, and, accordingly, we represent that:

       (1)      the offer of the Notes was not made to a person in the United
                States;

       (2) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

       (3) no directed selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

       (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act of 1933.

         You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters

                                                                            PAGE


covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

                               Very truly yours,



                               [Name of Transferor]





                               By:
                                  ------------------------------
                                  Authorized Signatory


                                     C-2